As filed with the Securities and Exchange Commission on December 20, 1996

                                                     Registration No. 33-81474
----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                         POST-EFFECTIVE AMENDMENT NO. 4
                              --------------------


                     FIRST SUNAMERICA LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

New York                   6311                               06-0992729
(State or other            (Primary Standard               (I.R.S. Employer
jurisdiction of            Industrial Classification      Identification No.)
incorporation or  Number)
organization)

                           733 Third Avenue, 4th Floor
                            New York, New York 10017
                                 (212) 551-5440
               (Address, including zip code, and telephone number,
                      including area code, or registrant's
                          principal executive offices)


                            Susan L. Harris, Esquire
                     First SunAmerica Life Insurance Company
                               c/o SunAmerica Inc.
                               1 SunAmerica Center
                       Los Angeles, California 90067-6022
                                 (310) 772-6000
 (Name, address, including zip code, and telephone number, including area code of agent for service)
                             ---------------------

         Appropriate date of commencement of proposed sale to the public:

         As soon as practicable after effectiveness of the Registration Statement if any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

                              CROSS REFERENCE SHEET

                     FIRST SUNAMERICA LIFE INSURANCE COMPANY

                        Cross Reference Sheet Pursuant to

                           Regulation S-K, Item 501(b)

Form S-1 Item Number and Caption                     Heading in Prospectus
--------------------------------                     ---------------------
1.       Forepart of the Registration
         Statement and Outside Front
         Cover Page of Prospectus...............     Outside Front Cover Page

2.       Inside Front and Outside Back
         Cover Pages of Prospectus..............     Inside Front Cover

3.       Summary of Information, Risk
         Factors and Ratio of Earnings
         to Fixed Charges.......................     Front Cover; Summary; Fixed
                                                     Account Options

4.       Use of Proceeds........................     Description of the
                                                     Company, the Separate
                                                     Account and the General
                                                     Account; Fixed Account
                                                     Options; Purchases,
                                                     Withdrawals and Contract
                                                              Value

5.       Determination of Offering Price........     Not Applicable

6.       Dilution...............................     Not Applicable

7.       Selling Security Holders...............     Not Applicable

8.       Plan of Distribution...................     Purchases, Withdrawals
                                                     and Contract Value

9.       Description of Securities to be
         Registered.............................     Description of the
                                                     Contracts; Fixed
                                                     Account Options;
                                                     Contract Charges;
                                                     Annuity Period

10.      Interests of Named Experts
         and Counsel............................     Not Applicable

11.      Information with Respect to
         the Registrant.........................     Description of the
                                                     Company, the Separate
                                                     Account and the General
                                                     Account; Additional
                                                     Information about the
                                                     Company; Financial
                                                     Statements

12.      Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities........................     Not Applicable

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                            VISTA CAPITAL ADVANTAGE
                           FLEXIBLE PAYMENT DEFERRED
                               ANNUITY CONTRACTS:
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                                   ISSUED BY
                    FIRST SUNAMERICA LIFE INSURANCE COMPANY
                               IN CONNECTION WITH
                        FS VARIABLE ANNUITY ACCOUNT TWO

                               CORPORATE OFFICE:
                          733 THIRD AVENUE, 4TH FLOOR
                            NEW YORK, NEW YORK 10017

  CORRESPONDENCE ACCOMPANIED                    ALL OTHER CORRESPONDENCE,
  BY PAYMENTS:                                  ANNUITY SERVICE CENTER:
    P.O. BOX 100357                             P.O. BOX 54299
    PASADENA, CALIFORNIA 91189-0357             LOS ANGELES, CALIFORNIA 90054-0299
                                                TELEPHONE NUMBER: (800) 90-VISTA


     The Contracts offered by this prospectus provide for accumulation of Contract Values and payment of annuity benefits on a fixed and/or variable basis. The Contracts are available for both Qualified and Nonqualified Plans (See "Taxes").


     Purchase Payments under the Contracts may be allocated among the Portfolios of the Separate Account, and/or to one or more of the Fixed Account options funded through the Company's General Account. Each of the six Portfolios of the Separate Account described in this prospectus is invested solely in the shares of one of the following currently available Underlying Funds of Mutual Fund Variable Annuity Trust:

     o International Equity                     o Asset Allocation
     o Capital Growth                           o U.S. Government Income
     o Growth and Income                          (formerly the U.S. Treasury
                                                  Income)
                                                o Money Market

Additional Underlying Funds may be made available in the future.


     The Fixed Account options pay fixed rates of interest declared by the Company for specified Guarantee Periods from the dates amounts are allocated to the Fixed Account. As of the date of this prospectus, one, three, five, seven and ten year options were available. Please contact the Company or the financial representative from whom this prospectus was obtained for information as to currently available guarantee options. Declared rates will vary from time to time but will not be less than 3% per annum, and, once established for a particular allocation, will not change during the course of the Guarantee Period. However, withdrawals, transfers or annuitizations from the one, three, five, seven and ten year Fixed Account options prior to the end of the applicable Guarantee Period(s) will generally result in the imposition of a Market Value Adjustment (See "Fixed Account Options -- Market Value Adjustment").



     This prospectus concisely sets forth the information a prospective investor ought to know before investing. PLEASE READ THIS PROSPECTUS CAREFULLY AND RETAIN IT FOR YOUR FUTURE REFERENCE. Participants bear the complete investment risk for all Purchase Payments allocated to the Separate Account. With respect to allocations to the Fixed Account, Participants also bear the risk that amounts prematurely withdrawn, transferred or annuitized from the General Account prior to the end of their respective Guarantee Periods could result in the Participant receiving less than Purchase Payments so allocated.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE CONTRACTS OFFERED BY THIS PROSPECTUS INVOLVE RISK, INCLUDING LOSS OF PRINCIPAL, AND ARE NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

     THE CONTRACTS OFFERED BY THIS PROSPECTUS ARE AVAILABLE ONLY IN THE STATE OF NEW YORK.


     This Prospectus is dated December 27, 1996.

ADDITIONAL INFORMATION:


     The Company has filed registration statements (the "Registration Statements") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended, relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statements and does not contain all of the information set forth in the Registration Statements and exhibits thereto, and reference is hereby made to the Registration Statements and exhibits for further information relating to the Company, the Separate Account, and the Contracts. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by the Company can be inspected and copied, and copies can be obtained at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission at prescribed rates.



     A Statement of Additional Information about the variable portion of the Contracts has been filed with the Commission, as part of the Registration Statements, and is incorporated herein by reference. The Statement of Additional Information is available without charge upon written or oral request to the Company at its Annuity Service Center at the address and telephone number given on the prior page. The Table of Contents of the Statement of Additional Information, dated December 27, 1996, appears on page 45 of this prospectus.

                               TABLE OF CONTENTS

ITEM                                                                                   PAGE
                                                                                       ----
DEFINITIONS..........................................................................     4
SUMMARY..............................................................................     7
FEE TABLES...........................................................................    10
EXAMPLES.............................................................................    11
CONDENSED FINANCIAL INFORMATION -- ACCUMULATION UNIT VALUES..........................    12
PERFORMANCE DATA.....................................................................    12
DESCRIPTION OF THE COMPANY, THE SEPARATE ACCOUNT AND THE GENERAL ACCOUNT.............    13
     Company.........................................................................    13
     Separate Account................................................................    13
     General Account.................................................................    14


SEPARATE ACCOUNT INVESTMENTS.........................................................    14
     Underlying Funds................................................................    14
     Voting Rights...................................................................    16
     Substitution of Securities......................................................    16
FIXED ACCOUNT OPTIONS................................................................    16
     Allocations.....................................................................    16
     Renewals........................................................................    17
     Market Value Adjustment.........................................................    17
CONTRACT CHARGES.....................................................................    18
     Mortality and Expense Risk Charge...............................................    18
     Administrative Charges..........................................................    18
       Contract Administration Charge................................................    18
       Transfer Fee..................................................................    19
     Sales Charges...................................................................    19
       Withdrawal Charge.............................................................    19
          Free Withdrawals...........................................................    20
       Distribution Expense Charge...................................................    20
     Deduction for Separate Account Income Taxes.....................................    20
     Other Expenses..................................................................    20
     Reduction of Charges for Sales to Certain Groups................................    21
DESCRIPTION OF THE CONTRACTS.........................................................    21
     Summary.........................................................................    21
     Participant.....................................................................    21
     Annuitant.......................................................................    21
     Modification of the Contract....................................................    21
     Assignment......................................................................    22
     Death Benefit...................................................................    22
     Beneficiary.....................................................................    22
PURCHASES, WITHDRAWALS AND CONTRACT VALUE............................................    23
     Minimum Purchase Payment........................................................    23
       Automatic Payment Plan........................................................    23
       Automatic Dollar Cost Averaging Program.......................................    23
       Asset Allocation Rebalancing Program..........................................    23
       Principal Advantage Program...................................................    24
     Allocation of Purchase Payments.................................................    24
     Transfer During Accumulation Period.............................................    25
     Separate Account Accumulation Unit Value........................................    25
     Fixed Account Accumulation Value................................................    26
     Distribution of Contracts.......................................................    26
     Withdrawals (Redemptions).......................................................    26
       Systematic Withdrawal Program.................................................    27
       ERISA Plans...................................................................    27
       Deferment of Fixed Account Withdrawal Payments................................    27
     Minimum Contract Value..........................................................    28
ANNUITY PERIOD.......................................................................    28
     Annuity Date....................................................................    28
       Deferment of Payments.........................................................    28
       Payments to Participants......................................................    28
     Allocation of Annuity Payments..................................................    28
     Annuity Options.................................................................    29

ITEM                                                                                   PAGE
                                                                                       ----
     Other Options...................................................................    30
     Transfer During Annuity Period..................................................    30
     Death Benefit During Annuity Period.............................................    30
     Annuity Payments................................................................    30
       Initial Monthly Annuity Payment...............................................    30
       Subsequent Monthly Payments...................................................    31
ADMINISTRATION.......................................................................    31
TAXES................................................................................    32
     General.........................................................................    32
     Withholding Tax on Distributions................................................    32
     Diversification -- Separate Account Investments.................................    33
     Multiple Contracts..............................................................    33
     Tax Treatment of Assignments....................................................    33
     Qualified Plans.................................................................    33
     Tax Treatment of Withdrawals....................................................    34
       Qualified Plans...............................................................    34
       Nonqualified Plans............................................................    34
ADDITIONAL INFORMATION ABOUT THE COMPANY.............................................    35
     Selected Financial Data.........................................................    35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.........................................................................    36
PROPERTIES...........................................................................    41
DIRECTORS AND EXECUTIVE OFFICERS.....................................................    42
EXECUTIVE COMPENSATION...............................................................    43
     Security Ownership of Certain Beneficial Owners and Management..................    44
STATE REGULATION.....................................................................    44
CUSTODIAN............................................................................    44
LEGAL PROCEEDINGS....................................................................    45
REGISTRATION STATEMENTS..............................................................    45
INDEPENDENT ACCOUNTANTS..............................................................    45
ADDITIONAL INFORMATION ABOUT THE SEPARATE ACCOUNT....................................    45
FINANCIAL STATEMENTS.................................................................    46
APPENDIX A -- WITHDRAWALS, WITHDRAWAL CHARGES AND THE MARKET VALUE ADJUSTMENT........   A-1


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                                  DEFINITIONS
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     The following terms, as used in this prospectus, have the indicated meanings:

ACCUMULATION PERIOD -- The period between the Certificate Date and the Annuity Date; the build-up phase under the Contract.

ACCUMULATION UNIT -- A unit of measurement which the Company uses to calculate Contract Value under the variable portion of the Contracts during the Accumulation Period.


ANNUITANT -- The natural person on whose life the annuity benefits under a Certificate are based.


ANNUITIZATION -- The process by which a Participant converts from the Accumulation Period to the Annuity Period. Upon Annuitization, the Contract is converted from the build-up phase to the phase during which the Participant or other payee(s) receive periodic annuity payments.

ANNUITY DATE -- The date on which annuity payments are to begin.

ANNUITY PERIOD -- The period starting on the Annuity Date.

ANNUITY UNIT -- A unit of measurement which the Company uses to calculate the amount of Variable Annuity payments during the Annuity Period.


BENEFICIARY(IES) -- The person(s) designated to receive any benefits under a Contract upon the death of the Annuitant or the Participant.

CERTIFICATE -- A document that describes and evidences a Participant's rights under a group Contract.

CERTIFICATE DATE -- The date a Certificate is issued.

CODE -- The Internal Revenue Code of 1986, as amended.

COMPANY -- First SunAmerica Life Insurance Company, a New York company.

CONTRACT(S) -- The Flexible Payment Deferred Annuity Contracts offered by this prospectus.


CONTRACT VALUE -- The value under a Contract of a Participant's account, equal to the sum of the values of the Participant's interest in the Fixed Account and the Separate Account.


CONTRACT YEAR -- A year starting from the Certificate Date in one calendar year and ending on the Certificate Date in the succeeding calendar year.


CONTRIBUTION YEAR -- With respect to a given Purchase Payment, a year starting from the date of the Purchase Payment in one calendar year and ending on the day before the anniversary of such date in the succeeding calendar years. The Contribution Year in which a Purchase Payment is made is "Contribution Year 0"; subsequent Contribution Years are successively numbered beginning with Contribution Year 1.


CURRENT INTEREST RATE -- The interest rate as declared from time to time by the Company to be in effect for allocations to the Fixed Account for a specified Guarantee Period. It is equal to the sum of the subsequent Guarantee Rate and the excess interest rate, if any, declared by the Company for such allocation. The subsequent Guarantee Rate will not be less than 3% per annum.

DUE PROOF OF DEATH -- (1) A certified copy of a death certificate; or (2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or (3) a written statement by a medical doctor who attended the deceased at the time of death; or (4) any other proof satisfactory to the Company.

FIXED ACCOUNT -- Contract Values allocated to the Company's General Account under one or more of the Fixed Account options under the Contract.

FIXED ANNUITY -- A series of payments that are fixed in amount and made during the Annuity Period to a payee under a Contract.

GENERAL ACCOUNT -- The Company's general investment account which contains all the assets of the Company, with the exception of the Separate Account and other segregated asset accounts.


GUARANTEE PERIOD -- A period during which an allocation to the Fixed Account will earn interest at the Current Interest Rate that was in effect for that period when the allocation was made.


GUARANTEE RATE -- The interest rate in effect for a particular allocation to the Fixed Account for a specified Guarantee Period.


LATEST ANNUITY DATE -- The first day of the month following the 90th birthday of the Annuitant. In the case of Contracts issued in connection with Qualified Plans, the Code generally requires that a minimum distribution be taken by April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2. Accordingly, the Company may require a Participant in a Qualified Plan to annuitize prior to such date unless the Participant demonstrates that the minimum distribution is otherwise being made.



MARKET VALUE ADJUSTMENT -- An adjustment applied to amounts withdrawn, transferred or annuitized from the one, three, five, seven and ten year Fixed Account options prior to the end of the applicable Guarantee Period(s).

NONQUALIFIED PLAN -- A retirement plan which does not receive favorable tax treatment under Sections 401, 403(b), 408 or 457 of the Internal Revenue Code.

OWNER -- The person(s) having the privileges of ownership defined in the Contracts. Except to the extent restricted by the retirement plan pursuant to which the Contract is issued, the Participant will be the Owner of the Certificate.

PARTICIPANT -- The person entitled to benefits under a Contract as evidenced by a Certificate issued to the Participant.


PORTFOLIO -- A subdivision of the Separate Account invested wholly in shares of one of the investment series of the Trust.


PURCHASE PAYMENTS -- Amounts paid to the Company for the Contract by or on behalf of a Participant.

QUALIFIED PLAN -- A retirement plan which receives favorable tax treatment under Sections 401, 403(b), 408 or 457 of the Internal Revenue Code.

SEPARATE ACCOUNT -- A segregated investment account of the Company entitled "FS Variable Annuity Account Two."

TRUST -- Mutual Fund Variable Annuity Trust, an open-end management investment company.

UNDERLYING FUND(S) -- The underlying series of the Trust in which the Portfolios invest.

VALUATION DATE -- Each day the New York Stock Exchange is open for business.

VALUATION PERIOD -- The period commencing at the close of normal trading on the New York Stock Exchange ("NYSE") (currently 4:00 p.m. Eastern time) on each Valuation Date and ending at the close of normal trading on the NYSE on the next succeeding Valuation Date.


VARIABLE ANNUITY -- A series of payments made during the Annuity Period to a payee under a Contract which vary in amount in accordance with the investment experience of the Portfolios to which Contract Values have been allocated.



WITHDRAWAL CHARGE -- The contingent deferred sales charge assessed against certain withdrawals.

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                                    SUMMARY
--------------------------------------------------------------------------------

     This prospectus describes the uses and objectives of the Contracts, their costs, and the rights and privileges of the Participant and Contractholder, as applicable. It also contains information about the Company, the Fixed Account, the Separate Account and its Portfolios, and the Underlying Funds in which the Portfolios invest. We urge you to read it carefully and retain it and the prospectus for the Trust for future reference. (The prospectus for the Trust is attached to and follows this prospectus).

WHAT IS THE CONTRACT?


     The Contract offered is a tax deferred annuity which provides fixed benefits, variable benefits or a combination of both. A Group Contract is issued to the Contractholder covering all Participants in the group. Each Participant receives a Certificate which evidences his or her participation under the Contract. For the purpose of determining benefits under the Contract, a Participant's account is established for each Participant. The Owner is the person entitled to the rights and privileges of ownership under a Certificate. Except to the extent limited by the retirement plan pursuant to which the Contract was issued, the Participant is the Owner. In the event the Group Contract described in this prospectus is not available, a Flexible Payment Individual Fixed and Variable Preferred Annuity Contract ("Individual Contract") may be available instead. The Individual Contract is substantially similar to the Group Contract except that the Individual Contract is issued directly to the Owner, rather than to a Contractholder for the benefit of a Participant. Subject to this difference, the information contained in this prospectus is applicable to the Individual Contract.



     Individuals wishing to purchase a Certificate must complete an application and provide an initial Purchase Payment which will be sent to the Company at the address for correspondence accompanied by payments indicated on the cover page of this prospectus or in such other manner as deemed acceptable to the Company. The minimum and maximum of Purchase Payments vary depending upon the type of Contract purchased. (See "Minimum Purchase Payment").


WHAT IS THE DIFFERENCE BETWEEN A VARIABLE ANNUITY AND A FIXED ANNUITY?

     The Contract has appropriate provisions relating to variable and fixed accumulation values and variable and fixed annuity payments. A Variable Annuity and a Fixed Annuity have certain similarities. Both provide that Purchase Payments, less certain deductions, will be accumulated prior to the Annuity Date. After the Annuity Date, annuity payments will be made to a designated payee (normally, the Participant), for the life of the Annuitant or a period certain or a combination thereof. The Company assumes mortality and expense risks under the Contracts, for which it receives certain compensation.


     The most significant difference between a Variable Annuity and a Fixed Annuity is that under a Variable Annuity, all investment risk before and after the Annuity Date is assumed by the Participant or other payee; the amounts of the annuity payments vary with the investment performance of the Portfolios of the Separate Account selected by the Participant. Under a Fixed Annuity, in contrast, the investment risk after the Annuity Date is assumed by the Company and the amounts of the annuity payments do not vary. In the case of amounts allocated to the Fixed Account prior to the Annuity Date, the Participant bears the risks (1) that the Guarantee Rate to be credited on amounts allocated to the Fixed Account may not exceed the minimum guaranteed rate of 3% for any Guarantee Period, and (2) that amounts withdrawn, transferred or annuitized from the three, five, seven and ten year Fixed Account options prior to the end of their respective Guarantee Periods could result in the Participant's receiving less than the Purchase Payments so allocated (See "Fixed Account Options -- Market Value Adjustment").

HOW MAY PURCHASE PAYMENTS BE ALLOCATED?


     Purchase Payments for the Contracts may be allocated pursuant to instructions in the application to one or more Portfolios of the Separate Account, and/or to the Company's General Account under one or more of the Fixed Account options under the Contracts. The Separate Account invests in shares of the following Underlying Funds (see "Separate Account Investments"):



o INTERNATIONAL EQUITY     o ASSET ALLOCATION
o CAPITAL GROWTH           o U.S. GOVERNMENT INCOME
o GROWTH AND INCOME        o MONEY MARKET



     Purchase Payments allocated to Fixed Account option(s) will earn interest at the then Current Interest Rate(s) for the selected Guarantee Period(s). (See "Fixed Account Options").



     Prior to the Annuity Date, transfers may be made among the Portfolios and/or the Fixed Account options. Fifteen transfers per Contract Year are permitted before a transfer fee will be assessed. A Market Value Adjustment may also apply, in the case of a transfer from a Fixed Account option. (See "Purchases, Withdrawals and Contract Value -- Transfer During Accumulation Period").


MAY WITHDRAWALS BE MADE BEFORE ANNUITIZATION?


     Except as explained below, Contract Value may be withdrawn at any time during the Accumulation Period. In addition to potential losses due to investment risks, withdrawals may be reduced by a Withdrawal Charge, and a penalty tax and income tax may apply. Contracts in connection with Qualified Plans may be subject to additional withdrawal restrictions imposed by the plan. Earnings under a Contract may be withdrawn at any time during such period free of Withdrawal Charge (although withdrawals from the Fixed Account other than at the end of the applicable Guarantee Periods are generally subject to a Market Value Adjustment). Alternatively, there is a free withdrawal amount which applies to the first withdrawal during a Contract Year after the first Contract Year. (See "Contract Charges -- Sales Charges -- Withdrawal Charge"). Certain Owners of Nonqualified Plan Contracts and Contracts issued in connection with Individual Retirement Annuities ("IRAs") may choose to withdraw amounts which in the aggregate add up to 10% of their Purchase Payments annually pursuant to a systematic withdrawal program without charge. (See "Purchases, Withdrawals and Contract Value -- Withdrawals (Redemptions) -- Systematic Withdrawal Program"). Withdrawals are taxable and a 10% federal tax penalty may apply to withdrawals before age 59 1/2.


     Participants should consult their own tax counsel or other tax adviser regarding any withdrawals or distributions.

CAN I EXAMINE THE CONTRACT?


     The Contractholder (or Participant) may return the Contract (or Certificate, respectively) to the Company within 30 days after it is received by delivering or mailing it to the Company's Annuity Service Center. If the Contract is returned to the Company, it will be terminated and the Company will pay the Contractholder or Participant all Purchase Payments allocated to the Fixed Accounts, plus the value of amounts in the Portfolios of the Separate Account on the date it is received by the Company.


WHAT ARE THE CHARGES AND DEDUCTIONS UNDER A CONTRACT?


     A mortality and expense risk charge is assessed daily against the assets of each Portfolio at an annual rate of 1.25%. A distribution expense charge is assessed daily against the assets of each Portfolio at an annual rate of 0.15%. The Contracts also provide for certain deductions and charges, including a contract administration charge of $30 annually. The Contract permits up to 15 free transfers each Contract Year, after which point a $25 transfer fee is applicable to each subsequent transfer. Additionally, a Withdrawal Charge may be assessed against the Contract Value during the first seven Contribution Years (6%-6%-5%-4%-3%-2%-1%-0%) when a withdrawal is made. (See "Contract Charges").

DOES THE CONTRACT PAY ANY DEATH BENEFITS?


     A death benefit is provided in the event of the death of the Participant during the Accumulation Period. If the Participant was less than age 70 on the Certificate Date, the death benefit is equal to the greater of:


          (1) the total of Purchase Payments made prior to the death of the Participant, reduced by any partial withdrawals and partial annuitizations; or

          (2) the Contract Value upon receipt of Due Proof of Death; or

          (3) the Contract Value on that anniversary of the Certificate Date preceding the date of death, increased by any Purchase Payments made since that anniversary and reduced by any partial withdrawals and partial annuitizations since that anniversary, which results in the greatest value.


     If the Participant was age 70 or older on the Certificate Date, the death benefit will equal the Contract Value at the end of the Valuation Period during which Due Proof of Death and an election of the type of payment to the Beneficiary is received by the Company.



     (See "Description of the Contracts -- Death Benefit").


WHAT ARE THE AVAILABLE ANNUITY OPTIONS UNDER THE CONTRACT?


     There are five available annuity options under the Contract. They include an annuity for life, a joint and survivor annuity, a joint and survivor life annuity with 120 monthly payments guaranteed, a life annuity with 120 or 240 monthly payments guaranteed and monthly payments for a specified number of years. The Annuity Date may not be deferred beyond an Owner's 90th birthday. If a Contractholder does not elect otherwise, monthly annuity payments generally will be made under the fourth option to provide a life annuity with 120 monthly payments certain. (See "Annuity Period -- Annuity Options").


DOES THE OWNER HAVE ANY VOTING RIGHTS UNDER THE CONTRACT?


     Owners will have the right to vote on matters affecting the Underlying Funds to the extent that proxies are solicited by the Trust. If the Owner does not vote, the Company will vote such interests in the same proportion as it votes shares for which it has received instructions. (See "Separate Account Investments -- Voting Rights").

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                                   FEE TABLES
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                           OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE (AS A PERCENTAGE OF PURCHASE PAYMENTS):


    CONTRIBUTION YEAR
      Zero..............................................................................................      6%
      One...............................................................................................      6%
      Two...............................................................................................      5%
      Three.............................................................................................      4%
      Four..............................................................................................      3%
      Five..............................................................................................      2%
      Six...............................................................................................      1%
      Seven and later...................................................................................      0%
ANNUAL CONTRACT ADMINISTRATION CHARGE...................................................................     $30
TRANSFER FEE............................................................................................     $25
      (applies solely to each transfers in excess of fifteen in a Contract Year)


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The Owner Transaction Expenses apply to the Contract Value allocated to the Fixed Account, as well as the Separate Account.
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                        ANNUAL SEPARATE ACCOUNT EXPENSES
                   (AS A PERCENTAGE OF DAILY NET ASSET VALUE)

MORTALITY RISK CHARGE.................................................................................   0.90%
EXPENSE RISK CHARGE...................................................................................   0.35%
DISTRIBUTION EXPENSE CHARGE...........................................................................   0.15%
                                                                                                        ------
      TOTAL EXPENSE CHARGE............................................................................   1.40%
                                                                                                         =====

                             ANNUAL TRUST EXPENSES*

             (AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S


                      FISCAL YEAR ENDED AUGUST 31, 1996):



                                                 ADVISORY FEE         ADMINISTRATION FEE                      TOTAL ANNUAL
                                             (AFTER WAIVER OF FEE)   (AFTER WAIVER OF FEE)   OTHER EXPENSES     EXPENSES
                                             ---------------------   ---------------------   --------------   ------------
International Equity.......................          0.00%                   0.00%                1.10%           1.10%
Capital Growth.............................          0.00%                   0.00%                 .90%            .90%
Growth and Income..........................          0.00%                   0.00%                 .90%            .90%
Asset Allocation...........................          0.00%                   0.00%                 .85%            .85%
U.S. Government Income.....................          0.00%                   0.00%                 .80%            .80%
Money Market...............................          0.00%                   0.00%                 .55%            .55%


---------------


*Reflects current waiver arrangements to maintain Total Annual Expenses at the levels indicated above. Absent such waivers, the Advisory Fee for the International Equity, Capital Growth, Growth and Income, Asset Allocation, U.S. Government Income and Money Market Portfolios would be 0.80%, 0.60%, 0.60%, 0.55%, 0.50% and 0.25%, respectively, and Total Annual Expenses for the International Equity, Capital Growth, Growth and Income, Asset Allocation, U.S. Government Income and Money Market Portfolios would be 4.22%, 1.97%, 1.98%, 2.33%, 1.79% and 1.74%, respectively.



THE ABOVE EXPENSES FOR THE UNDERLYING FUNDS WERE PROVIDED BY THE TRUST. NEITHER THE COMPANY NOR THE SEPARATE ACCOUNT HAVE INDEPENDENTLY VERIFIED THE ACCURACY OF SUCH INFORMATION. THE COMPANY AND THE SEPARATE ACCOUNT DISCLAIM ALL LIABILITY FOR ANY CLAIM, LOSS OR EXPENSES RESULTING FROM ALL ALLEGED ERRONEOUS INFORMATION ABOUT THE TRUST.

--------------------------------------------------------------------------------

                                    EXAMPLES
--------------------------------------------------------------------------------


     An Owner would pay the following expenses on a $1,000 investment in each indicated Portfolio assuming 5% annual return on assets, and:



     (a) the Contract was surrendered at the end of the applicable time period


     (b) the Contract was not surrendered at the end of the applicable time period



                  PORTFOLIO                            1 YEAR     3 YEARS     5 YEARS     10 YEARS
---------------------------------------------          ------     -------     -------     --------
International Equity.........................  (a)      $ 86       $ 131       $ 168        $292
                                               (b)      $ 26       $  81       $ 138        $292
Capital Growth...............................  (a)      $ 84       $ 125       $ 158        $273
                                               (b)      $ 24       $  75       $ 128        $273
Growth and Income............................  (a)      $ 84       $ 125       $ 158        $273
                                               (b)      $ 24       $  75       $ 128        $273
Asset Allocation.............................  (a)      $ 84       $ 123       $ 155        $268
                                               (b)      $ 24       $  73       $ 125        $268
U.S. Government Income.......................  (a)      $ 83       $ 122       $ 153        $263
                                               (b)      $ 23       $  72       $ 123        $263
Money Market.................................  (a)      $ 81       $ 114       $ 140        $237
                                               (b)      $ 21       $  64       $ 110        $237


---------------


1. The purpose of the foregoing table and examples is to assist an investor in understanding the various costs and expenses that he or she will bear directly or indirectly by investing in the Separate Account. The Owner Transaction Expenses shown under "Fee Tables" are applicable to Contract Value allocated to the Fixed Account as well as to the Separate Account. However, the balance of the fee tables, and the Examples, apply only to investments in the Separate Account. The table reflects expenses of the Separate Account as well as the Underlying Funds. For additional information see "Contract Charges"; see also the sections relating to management of the Underlying Funds in the Trust prospectus. The examples do not illustrate the tax consequences of surrendering a Contract.



2. The examples assume that there were no transactions which would result in the imposition of the transfer fee. The amount of the transfer fee is $25, except that the first 15 transfers per Contract Year are not subject to a fee. (See "Administrative Charges -- Transfer Fee"). Transfers from the Fixed Account may be subject to a Market Value Adjustment even if they are not subject to a transfer fee.


3. For purposes of the amounts reported in the Examples, the contract administration charge is reflected by applying a percentage equivalent charge, obtained by dividing the total amount of such charges anticipated to be collected during the year by the total estimated average net assets of the Portfolios and the Fixed Account attributable to the Contracts.

4. NEITHER THE FEE TABLES NOR THE EXAMPLES ARE REPRESENTATIONS OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

--------------------------------------------------------------------------------

                        CONDENSED FINANCIAL INFORMATION
                            ACCUMULATION UNIT VALUES
--------------------------------------------------------------------------------


                       INCEPTION DATE TO AUGUST 31, 1996



                                                                           NUMBER OF
                                BEGINNING UNIT       ENDING UNIT       ACCUMULATED UNITS
                                   VALUE ON           VALUE ON          OUTSTANDING ON
          PORTFOLIOS            INCEPTION DATE     AUGUST 31, 1996      AUGUST 31, 1996
------------------------------  --------------     ---------------     -----------------
International Equity*.........     $  10.91            $ 10.92               40,791
Capital Growth**..............     $  12.26            $ 13.95               71,885
Growth and Income**...........     $  12.02            $ 13.07              134,402
Asset Allocation*.............     $  11.42            $ 12.00               50,868
U.S. Government Income*.......     $  11.08            $ 10.79               20,140
Money Market*.................     $  10.02            $ 10.47               48,304


---------------


 * Inception Date is December 22, 1995


** Inception Date is December 6, 1995



--------------------------------------------------------------------------------


                                PERFORMANCE DATA
--------------------------------------------------------------------------------

     From time to time the Separate Account may advertise the Money Market Portfolio's "yield" and "effective yield." Both yield figures are based on historical earnings and are not intended to indicate future performance. The "yield" of the Money Market Portfolio refers to the net income generated for a Contract funded by an investment in the Portfolio (which invests in shares of the Money Market Portfolio of the Trust) over a seven-day period (which period will be stated in the advertisement). This income is then "annualized." That is, the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The "effective yield" is calculated similarly but, when annualized, the income earned by an investment in the Portfolio is assumed to be reinvested at the end of each seven-day period. The "effective yield" will be slightly higher than the "yield" because of the compounding effect of this assumed reinvestment. Neither the yield nor the effective yield takes into consideration the effect of any capital changes that might have occurred during the seven-day period, nor do they reflect the impact of premium taxes or any Withdrawal Charges. The impact of other recurring charges on both yield figures is, however, reflected in them to the same extent it would affect the yield (or effective yield) for a Contract of average size.

     In addition, the Separate Account may advertise "total return" data for its other Portfolios. Like the yield figures described above, total return figures are based on historical data and are not intended to indicate future performance. The "total return" is a computed rate of return that, when compounded annually over a stated period of time and applied to a hypothetical initial investment in a Portfolio made at the beginning of the period, will produce the same Contract Value at the end of the period that the hypothetical investment would have produced over the same period (assuming a complete redemption of the Contract at the end of the period). Recurring Contract charges are reflected in the total return figures in the same manner as they are reflected in the yield data for Contracts funded through the Money Market Portfolio. The effect of applicable Withdrawal Charges due to the assumed redemption will be reflected in the return figures, but may be omitted in additional return figures given for comparison.

     The Separate Account may also advertise an annualized 30-day (or one month) yield figure for Portfolios other than the Money Market Portfolio. These yield figures are based upon the actual performance of the Portfolio over a 30-day (or one month) period ending on a date specified in the advertisement. Like the total return data described above, the 30-day (or one month) yield data will reflect the effect of all recurring Contract charges (but will not reflect any Withdrawal Charges or premium taxes). The yield figure is derived from net investment gain (or loss) over the period expressed as a fraction of the investment's value at the end of the period.


     More detailed information on the computation of advertised performance data for the Separate Account is contained in the Statement of Additional Information.


--------------------------------------------------------------------------------

                DESCRIPTION OF THE COMPANY, THE SEPARATE ACCOUNT
                            AND THE GENERAL ACCOUNT
--------------------------------------------------------------------------------

COMPANY


     The Company is a stock life insurance company organized under the laws of the state of New York in December 1978. Its legal domicile and principal business address is 733 Third Avenue, New York, New York 10017. The Company is an indirect wholly-owned subsidiary of SunAmerica Inc., a Maryland corporation.



     The Company and its affiliates, SunAmerica Life Insurance Company, Anchor National Life Insurance Company, CalFarm Life Insurance Company, SunAmerica Asset Management Corp., Imperial Premium Finance, Inc., Resources Trust Company and three broker-dealers, offer a full line of financial services, including fixed and variable annuities, mutual funds, premium finance, broker-dealer and trust administration services. As of September 30, 1996 the Company had $236.9 million in assets while SunAmerica Inc., the Company's ultimate parent, together with its subsidiaries, held $36.87 billion of assets, consisting of $23.73 billion of assets owned, $2.14 billion of assets managed in mutual funds and private accounts, and $11.00 billion under custody in retirement trust accounts.


     The Company may from time to time publish in advertisements, sales literature and reports to Owners, the ratings and other information assigned to it by A.M. Best Company ("A.M. Best"). A.M. Best's ratings reflect its current opinion on the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. Its ratings do not apply to the Separate Account. However, the contractual obligations under the Contracts are general corporate obligations of the Company.


     The Company is admitted to conduct life insurance and annuity business in the states of New York and Nebraska. The Contracts offered by this prospectus are issued by the Company and will be funded in the Separate Account as well as the Company's General Account.



     For more detailed information about the Company, see "Additional Information About the Company".


SEPARATE ACCOUNT


     FS Variable Annuity Account Two was originally established by the Company on May 24, 1994, pursuant to the provisions of New York law, as a segregated asset account of the Company. The Separate Account meets the definition of a "separate account" under the federal securities laws and is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. This registration does not involve supervision of the management of the Separate Account or the Company by the Commission.


     The assets of the Separate Account are the property of the Company. However, the assets of the Separate Account, equal to its reserves and other contract liabilities, are not chargeable with liabilities arising out of any other business the Company may conduct.

     Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to other income, gains, or losses of the Company.

     The Separate Account is divided into Portfolios, with the assets of each Portfolio invested in the shares of one of the Underlying Funds. The Company does not guarantee the investment performance of the Separate Account, its Portfolios or the Underlying Funds. Values allocated to the Separate Account and the amount of Variable Annuity payments will vary with the values of shares of the Underlying Funds, and are also reduced by Contract charges.


GENERAL ACCOUNT



     The General Account is made up of all of the general assets of the Company other than those allocated to the Separate Account or any other segregated asset account of the Company. A Purchase Payment may be allocated to one or more Guarantee Periods of one, three, five, seven and ten years available through the General Account. In addition, all or part of the Participant's Contract Value may be transferred to Guarantee Periods available under the Contract as described under "Purchases, Withdrawals and Contract Value -- Transfer During Accumulation Period" and "Annuity Period -- Transfer During Annuity Period". Assets supporting amounts allocated to Guarantee Periods become part of the Company's General Account assets and are available to fund the claims of all classes of customers of the Company, as well as all classes of its creditors. Accordingly, all of the Company's assets held in the General Account will be available to fund the Company's obligations under the Contracts as well as other such claims.


     The Company will invest the assets of the General Account in the manner chosen by the Company and allowed by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

--------------------------------------------------------------------------------

                          SEPARATE ACCOUNT INVESTMENTS
--------------------------------------------------------------------------------

UNDERLYING FUNDS

     Each of the Portfolios of the Separate Account invests in the shares of one of the following Underlying Funds, which are investment series of Mutual Fund Variable Annuity Trust, an open-end management investment company registered under the Investment Company Act of 1940:


        o INTERNATIONAL EQUITY              o ASSET ALLOCATION
        o CAPITAL GROWTH                    o U.S. GOVERNMENT INCOME
        o GROWTH AND INCOME                 o MONEY MARKET



     The Chase Manhattan Bank ("Chase" or the "Adviser") is the investment adviser, administrator and custodian for each of the Underlying Funds. Chase Asset Management, Inc. ("CAM") is the investment subadviser. Chase is located at 270 Park Avenue, New York, New York 10017 and CAM is located at 1211 Avenue of the Americas, New York, New York 10036. As investment adviser to the Underlying Funds, Chase makes investment decisions subject to such policies as the Board of Trustees of the Trust may determine. As administrator of the Underlying Funds, Chase provides certain services including coordinating relationships with independent contractors and agents; preparing for signature by officers and filing of certain documents; preparing financial statements; arranging for the maintenance of books and records; and providing office facilities. Certain of these services have been delegated to Vista Fund Distributors, Inc. ("VFD"), 101 Park Avenue, New York, New York 10178, which serves as sub-administrator to the Underlying Funds. As custodian for the Underlying Funds, Chase's responsibilities include safeguarding and controlling the Underlying Funds' cash and securities, handling the receipt and delivery of securities, determining income and collecting interest on investments, maintaining books of original entry and other required books and accounts, and calculating daily net asset values.

     The Underlying Funds and their investment objectives are as follows:


     INTERNATIONAL EQUITY PORTFOLIO seeks to provide a total return on assets from long-term growth of capital and from income principally through a broad portfolio of marketable equity securities of established foreign companies organized in countries other than the United States and foreign subsidiaries of U.S. companies participating in foreign companies.



     CAPITAL GROWTH PORTFOLIO seeks to provide long-term capital growth primarily through diversified holdings (i.e., at least 80% of its assets under normal circumstances) in common stocks. The Portfolio will seek to invest its assets in stocks of issuers (including foreign issuers) with small to medium capitalizations. The Adviser intends to utilize both quantitative and fundamental research to identify undervalued stocks with a catalyst for positive change. Dividend income, if any, is a consideration incidental to the Portfolio's investment objective of growth of capital. This investment policy involves the risks that the issues identified by the Adviser will not appreciate or appreciate as significantly as projected.



     GROWTH AND INCOME PORTFOLIO seeks to provide long-term capital appreciation and to provide dividend income primarily through a broad portfolio (i.e., at least 80% of its assets under normal circumstances) of common stocks. In addition, the Portfolio may invest up to 20% of its total assets in convertible securities. The Adviser intends to utilize both quantitative and fundamental research to identify undervalued stocks with a catalyst for positive change. The Adviser believes that the risk involved in seeking capital appreciation will be moderated somewhat by the anticipated dividend returns on the stocks to be held by the Portfolio.



     ASSET ALLOCATION PORTFOLIO seeks to provide maximum total return through a combination of long-term growth of capital and current income by investing in a diversified portfolio of equity and debt securities, including common stocks, convertible securities and government and corporate fixed-income obligations. Under normal market conditions, between 35%-70% of the Portfolio's total assets will be invested in common stocks and other equity investments and at least 25% of the Portfolio's assets will be invested in fixed-income senior securities, defined for this purpose to include non-convertible corporate debt securities and government obligations. The Adviser considers both the opportunity for gain and the risk of loss in making investments, and may alter the relative percentages of assets invested in equity and fixed income securities from time to time, depending on the judgment of the Adviser as to general market and economic conditions, trends and yields and interest rates and changes in fiscal and monetary policies.



     U.S. GOVERNMENT INCOME PORTFOLIO seeks to provide monthly dividends as well as to protect the value of an investor's investment (i.e., to preserve principal) by investing at least 65% of its assets in U.S. Treasury obligations, obligations issued or guaranteed by U.S. government agencies or instrumentalities if such are backed by the "full faith and credit" of the U.S. Treasury and securities issued or guaranteed as to principal or interest by the U.S. government or by agencies or instrumentalities thereof. Neither the United States nor any of its agencies insures or guarantees the market value of shares of this Portfolio.



     MONEY MARKET PORTFOLIO seeks to provide maximum current income consistent with preservation of capital and maintenance of liquidity through investments in U.S. dollar denominated commercial paper, obligations of foreign governments, obligations issued or guaranteed by U.S. banks, securities issued by the U.S. government, its agencies or its instrumentalities and repurchase agreements.



     There is no assurance that the investment objective of any of the Underlying Funds will be met. Participants bear the complete investment risk for Purchase Payments allocated to a Portfolio. Contract Values will fluctuate in accordance with the investment performance of the Portfolio(s) to which Purchase Payments are allocated, and in accordance with the imposition of the fees and charges assessed under the Contracts.


     DETAILED INFORMATION ABOUT THE UNDERLYING FUNDS IS CONTAINED IN THE ACCOMPANYING CURRENT PROSPECTUS OF THE TRUST. AN INVESTOR SHOULD CAREFULLY REVIEW THAT PROSPECTUS BEFORE ALLOCATING AMOUNTS TO BE INVESTED IN THE PORTFOLIOS OF THE SEPARATE ACCOUNT.

VOTING RIGHTS


     To the extent required by applicable law, the Company will vote the shares of the Underlying Funds held in the Separate Account at meetings of the shareholders of the Trust in accordance with instructions received from persons having the voting interest in the corresponding Portfolios. The Company will vote shares for which it has not received instructions in the same proportion as it votes shares for which it has received instructions. The Trust does not hold regular meetings of shareholders.

     The number of shares which a person has a right to vote will be determined as of a date to be chosen by the Trust not more than 60 days prior to the meeting of the Underlying Fund's shareholders. Voting instructions will be solicited by written communication in advance of such meeting. Except as may be limited by the terms of the retirement plan pursuant to which the Contract was issued, the person having such voting rights will be the Participant before the Annuity Date; thereafter the payee entitled to receive payments under the Certificate.

SUBSTITUTION OF SECURITIES

     If the shares of any of the Underlying Funds should no longer be available for investment by the Separate Account or if, in the judgment of the Company's Board of Directors, further investment in the shares of an Underlying Fund is no longer appropriate in view of the purposes of the Contract, the Company may substitute shares of another mutual fund (or series thereof) for Underlying Fund shares already purchased and/or to be purchased in the future by Purchase Payments under the Contract. No such substitution of securities may take place without prior approval of the Commission and under such requirements as the Commission may impose.

--------------------------------------------------------------------------------

                             FIXED ACCOUNT OPTIONS
--------------------------------------------------------------------------------

ALLOCATIONS


     Purchase Payments may also be allocated, and Contract Values in the Separate Account transferred, to one or more of the fixed options available through the Company's General Account. Amounts thus applied will earn interest for one or more of the available Guarantee Periods selected by the Owner, at Guarantee Rates based on the Current Interest Rates set by the Company for such Guarantee Periods. Current Interest Rates may change from time to time due to changes in market conditions or other factors. However, the Guarantee Rate in effect at the time one of these options is selected will not change for the remainder of the Guarantee Period. THE COMPANY'S OBLIGATION TO PAY INTEREST AT THE GUARANTEE RATE IS NOT AFFECTED BY THE PERFORMANCE OF THE COMPANY'S GENERAL ACCOUNT INVESTMENTS.



     Guarantee Periods are currently available for periods of one, three, five, seven and ten years. An Owner may elect to allocate Purchase Payments to one or more of those Guarantee Periods. Each such allocation (to the extent not withdrawn, transferred or annuitized prior to the end of the Guarantee Period), will earn interest, credited daily, at the annual effective Guarantee Rate established for the Guarantee Period at the time the allocation is made. The Guarantee Rate is based on the Current Interest Rate in effect at the time the allocation is made. The Current Interest Rate applicable to renewals for new Guarantee Periods of amounts already allocated to the Fixed Account, or to transfers from the Separate Account to the Fixed Account, may differ from the Current Interest Rates applicable to Purchase Payments. The Current Interest Rates are set at the sole discretion of the Company. OWNERS BEAR THE RISK THAT CURRENT INTEREST RATES AVAILABLE AT FUTURE TIMES MAY BE MORE OR LESS THAN THOSE CURRENTLY OR INITIALLY AVAILABLE. THEY ALSO BEAR THE RISK THAT SUCH RATES MAY NOT EXCEED THE GUARANTEED MINIMUM RATE OF 3%.

RENEWALS


     Within 30 days after the end of a Guarantee Period, amounts accumulated during that Guarantee Period may be reallocated to the Fixed Account for a new Guarantee Period of the same or of a different duration. If the new Guarantee Period is of the same duration, the amounts will receive the Current Interest Rate in effect for that duration as of the last day of the previous Guarantee Period and the new Guarantee Period will begin the next following business day. If the new Guarantee Period is of a different duration and the election is received after the expiration of the Guarantee Period, the amounts will receive the Current Interest Rate described in the previous sentence until such time as the election is received (at which time interest will be credited at the Current Interest Rate then in effect for the new selected Guarantee Period). In that case, the new Guarantee Period will begin on the day that the reallocation is made. Also, during such 30-day period, those amounts may be withdrawn, transferred or annuitized without application of the Market Value Adjustment (See below). However, any such amounts withdrawn may nevertheless be subject to the Withdrawal Charge.



     At the end of a Guarantee Period, the Company will, unless the Participant has elected otherwise, assume reallocation for the same period, unless the new period would expire after the Annuity Date (or, if none has been selected, the Latest Annuity Date). In the latter case, the Company will choose the longest available Guarantee Period that will not extend beyond such date. If the renewal occurs within one year prior to that date, interest will be credited to such Annuity Date at the then Current Interest Rate for a one-year Guarantee Period.


MARKET VALUE ADJUSTMENT


     Contract Value withdrawn, transferred or, prior to the Annuity Date, annuitized from the Fixed Account under the one, three, five, seven and ten year Fixed Account options described above prior to the expiration of the Guarantee Period (other than withdrawals for the purpose of paying the death benefit upon the death of the Participant, withdrawals from the one year Fixed Account option under the Automatic Dollar Cost Averaging Program or Asset Allocation Rebalancing Program or withdrawals made to pay Contract fees or charges), may be subject to a Market Value Adjustment ("MVA"). The MVA reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate, such as a Guarantee Rate. The MVA may be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:


                                                 N/12
                       [(1 + I)/(1 + J + 0.0025)]     -1
where

     I  is the Guarantee Rate in effect;

     J is the Current Interest Rate available for a period equal to the number of years remaining in the Guarantee Period at the time of withdrawal, transfer or annuitization (fractional years are rounded up to the next full year); and

     N is the number of full months remaining in the Guarantee Period at the time the withdrawal, transfer or annuitization request is processed.


     In general, whether the MVA will operate to increase or decrease the Contract Value upon withdrawal, transfer or annuitization is determined by comparing the Guarantee Rate in effect for that allocation to the Current Interest Rate (as of the date of the transaction) that would apply for a Guarantee Period equal to the number of years remaining in the Guarantee Period as of that date. (For purposes of determining the MVA, if the Company does not offer a Guarantee Period of that duration, the applicable Current Interest Rate will be determined by linear interpolation between Current Interest Rates for the nearest two Guarantee Periods that are available). If the Current Interest Rate thus determined plus one-quarter of one percent is greater than the Guarantee Rate, the MVA will be negative and Contract Value will be decreased. Similarly, if the Current Interest Rate plus one-quarter of one percent is less than the Guarantee Rate, Contract Value will be increased. If the Current Interest Rate is exactly one-quarter of one percent less than the Guarantee Rate, the MVA will be zero and Contract Value will not be affected by the MVA.

     The impact of the MVA is more significant the greater the time remaining in the Guarantee Period at the time of withdrawal, transfer or annuitization. If the MVA is negative, it will be assessed first against any remaining value allocated to the Fixed Account under the affected option; any remaining unsatisfied MVA charge will be applied against the proceeds of the withdrawal, transfer or annuitization. If the MVA is positive, it will be credited to the amount withdrawn, transferred or annuitized. Some examples of how the MVA is computed and its impact on Contract Value appear in Appendix A.


     The Company will waive any negative MVA for amounts allocated to the one year Fixed Account option. That portion of the Contracts relating to allocations to the one year Fixed Account option is not registered under the Securities Act of 1933 (the "Act") and is therefore not subject to the provisions of the Act. The Fixed Account options, including the one year Fixed Account, are not subject to the provisions of the Investment Company Act of 1940.


--------------------------------------------------------------------------------

                                CONTRACT CHARGES
--------------------------------------------------------------------------------


     As is more fully described below, charges under the Contract offered by this prospectus are assessed in three ways: (1) as deductions for administrative expenses; (2) as charges against the assets of the Separate Account for the assumption of mortality and expense risks and distribution expense charges; and
(3) as Withdrawal Charges (contingent deferred sales charges). In addition, certain deductions are made from the assets of the Underlying Funds for investment advisory, administrative, custodial and other fees and expenses; those fees and expenses are described in the prospectus for the Trust.


MORTALITY AND EXPENSE RISK CHARGE


     The Company deducts a Mortality and Expense Risk Charge from each Portfolio during each Valuation Period. The aggregate Mortality and Expense Risk Charge is equal, on an annual basis, to 1.25% of the net asset value of each Portfolio (approximately .90% is for mortality risks and approximately 0.35% is for expense risks). The Mortality and Expense Risk Charge is assessed during both the Accumulation Period and the Annuity Period; however, it is not applied to Contract Values allocated to the Fixed Account. The mortality risks assumed by the Company arise from its contractual obligations: (1) to make annuity payments after the Annuity Date for the life of the Annuitant(s); (2) to waive the Withdrawal Charge in the event of the death of the Participant; and (3) to provide a death benefit prior to the Annuity Date.



     The expense risk assumed by the Company is that the costs of administering the Contracts and the Separate Account will exceed the amount received from the Contract Administration Charge. (See "Administrative Charges"). The expense risk charge is guaranteed by the Company and cannot be increased.


ADMINISTRATIVE CHARGES

     CONTRACT ADMINISTRATION CHARGE

     An annual Contract Administration Charge of $30 is charged against each Certificate. The amount of this charge is guaranteed and cannot be increased by the Company. This charge reimburses the Company for expenses incurred in establishing and maintaining records relating to a Contract. The Contract Administration Charge will be assessed on each anniversary of the Certificate Date that occurs on or prior to the Annuity Date. In the event that a total surrender of Contract Value is made, the Charge will be assessed as of the date of surrender without proration. This Charge is not assessed during the Annuity Period.

     The total Contract Administration Charge is allocated between the Portfolios and the Fixed Account in proportion to the respective Contract Values similarly allocated. The Contract Administration Charge is at cost with no margin included for profit.

     TRANSFER FEE

     In general, a transfer fee of $25 is assessed on each transaction effecting transfer(s) from Portfolio(s) to other Portfolio(s), from Portfolio(s) to the Fixed Account, from the Fixed Account to Portfolio(s), and from one Guarantee Period to another within the Fixed Account prior to the end of a Guarantee Period. However, the first fifteen such transactions effecting transfer(s) in any Contract Year are permitted without the imposition of the transfer fee, which will be assessed on the sixteenth and each subsequent transaction within the Contract Year.

     This fee will be deducted from Contract Values which remain in the Portfolio(s) (or, where applicable, the Fixed Account) from which the transfer was made. If such remaining Contract Value is insufficient to pay the transfer fee, then the fee will be deducted from transferred Contract Values. The transfer fee is at cost with no margin included for profit.

SALES CHARGES

     WITHDRAWAL CHARGE


     Federal tax law places a number of constraints on withdrawals from annuity contracts. Subject to those limitations, the Contract Value may be withdrawn at any time during the Accumulation Period. Owners should consult their own tax counsel or other tax advisers regarding any withdrawals. (See "Taxes -- Tax Treatment of Withdrawals").


     A contingent deferred sales charge, which is referred to as the Withdrawal Charge, may be imposed upon certain withdrawals. Withdrawal Charges will vary in amount depending upon the Contribution Year of the purchase payment at the time of withdrawal in accordance with the Withdrawal Charge table shown below.

                            WITHDRAWAL CHARGE TABLE

                                                                 APPLICABLE WITHDRAWAL
        CONTRIBUTION YEAR                                          CHARGE PERCENTAGE
        -----------------                                        ---------------------
        Zero...................................................            6%
        One....................................................            6%
        Two....................................................            5%
        Three..................................................            4%
        Four...................................................            3%
        Five...................................................            2%
        Six....................................................            1%
        Seven and later........................................            0%

     The Withdrawal Charge is deducted from remaining Contract Value so that the actual reduction in Contract Value as a result of the withdrawal will be greater than the withdrawal amount requested and paid. For purposes of determining the Withdrawal Charge, withdrawals will be allocated first to investment income, if any (which may generally be withdrawn free of Withdrawal Charge), and then to Purchase Payments on a first-in, first-out basis so that all withdrawals are allocated to Purchase Payments to which the lowest (if any) Withdrawal Charge applies.


     If the withdrawal request does not specify from which Portfolio(s) or Guarantee Amount(s) the withdrawal is to be made, the request will be processed by reducing the Contract Values in each category in proportion to their allocations. Therefore, FAILURE TO SPECIFY AN ALLOCATION MAY RESULT IN THE IMPOSITION OF A MARKET VALUE ADJUSTMENT IN CASES WHERE AMOUNTS ARE ALLOCATED TO THE FIXED ACCOUNT.



     For examples of how the Withdrawal Charge is applied, see Appendix A.

     The amounts obtained from the Withdrawal Charge will be used to pay sales commissions and other promotional or distribution expenses associated with the marketing of the Contracts. To the extent that the Withdrawal Charge is insufficient to cover all sales commissions and other promotional or distribution expenses, the Company may use any of its corporate assets, including potential profit which may arise from the Mortality and Expense Risk Charge and the Distribution Expense Charge, to make up any difference.



               FREE WITHDRAWALS



     Purchase Payments that are no longer subject to the Withdrawal Charge (and not previously withdrawn), plus earnings in the Participant's account, may be withdrawn free of Withdrawal Charges at any time.



     In addition, for the first withdrawal during a Contract Year after the first Contract Year, no Withdrawal Charge is applied to that part of the withdrawal which does not exceed the greater of (a) earnings in the Contract or
(b) 10% of Purchase Payments made more than one year prior to the date of withdrawal that remain subject to the Withdrawal Charge and that have not previously been withdrawn. Participants may take their 10% free withdrawal of Purchase Payments (or an amount up to 10%) pursuant to the Systematic Withdrawal Program. (See "Purchases Withdrawals and Contract Value -- Withdrawals (Redemptions) -- Systematic Withdrawal Program"). The portion of a free withdrawal which exceeds the sum of earnings in a Participant's account and premiums which are both no longer subject to a Withdrawal Charge and not yet withdrawn, is assumed to be a withdrawal against future earnings. Although amounts withdrawn free of a Withdrawal Charge reduce principal in a Contract for purposes of calculating amounts available for future withdrawal of earnings, they do not reduce Purchase Payments for purposes of calculating the Withdrawal Charge. As a result, a Participant will not receive the benefit of a free withdrawal in a full surrender.



     The Company will waive the Withdrawal Charge on any withdrawal necessary to satisfy the minimum distribution requirements of the Code or upon payment of a death benefit. Where legally permitted, the Withdrawal Charge may be eliminated when a Contract is issued to an officer, director or employee of the Company or its affiliates.



     DISTRIBUTION EXPENSE CHARGE



     The Company deducts a Distribution Expense Charge from each Portfolio during each Valuation Period which is equal, on an annual basis, to 0.15% of the net asset value of each Portfolio. This charge is designed to compensate the Company for assuming the risk that the cost of distributing the Contracts will exceed the revenues from the Withdrawal Charge. The Commission considers the Distribution Expense Charge to constitute a sales charge for purposes of the Investment Company Act of 1940. In no event will this charge be increased. Moreover, the sum of all Withdrawal Charges described above and the Distribution Expense Charges assessed will at no time exceed 9% of all Purchase Payments previously made. The Distribution Expense Charge is assessed during both the Accumulation Period and the Annuity Period; however, it is not applied to Contract Values allocated to the Fixed Account.


DEDUCTION FOR SEPARATE ACCOUNT INCOME TAXES


     While the Company is not currently maintaining a provision for taxes, the Company has reserved the right to establish such a provision for taxes in the future if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The Company will deduct for any taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. (See "Taxes").


OTHER EXPENSES


     The charges and expenses applicable to the various Underlying Funds are borne indirectly by Participants having Contract Values allocated to the Portfolios that invest in the respective Underlying Funds. For a summary of current estimates of those charges and expenses, see "Fee Tables". For more detailed information about those charges and expenses, please refer to the prospectus for the Trust.

REDUCTION OF CHARGES FOR SALES TO CERTAIN GROUPS

     The Company may reduce the sales and administrative charges on Contracts sold to certain groups of individuals, or to a trustee, employer or other entity representing a group, where it is expected that such sales will result in savings of sales or administrative expenses. The Company determines the eligibility of groups for such reduced charges, and the amount of such reductions for particular groups, by considering the following factors: (1) the size of the group; (2) the total amount of Purchase Payments expected to be received from the group; (3) the nature of the group for which the Contracts are purchased, and the persistency expected in that group; (4) the purpose for which the Contracts are purchased and whether that purpose makes it likely that expenses will be reduced; and (5) any other circumstances which the Company believes to be relevant to determining whether reduced sales or administrative expenses may be expected. None of the reductions in charges for group sales is contractually guaranteed. Such reductions may be withdrawn or modified by the Company on a uniform basis. The Company's reductions in charges for group sales will not be unfairly discriminatory to the interests of any Owners.

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                          DESCRIPTION OF THE CONTRACTS
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SUMMARY


     The Contracts provide for the accumulation of Contract Values during the Accumulation Period. (See "Purchases, Withdrawals and Contract Value"). Upon Annuitization, benefits are payable under the Contracts in the form of an annuity, either for the life of the Annuitant or for a fixed number of years. (See "Annuity Period -- Annuity Options").


PARTICIPANT

     The Participant is the person normally entitled to exercise all rights of ownership under the Contracts. The Participant is also the person entitled to receive benefits under the Contract, although the Participant may, subject to limitations in the case of Qualified Plans, designate an alternative payee.

ANNUITANT

     The Annuitant is the person on whose life annuity payments under a Certificate depend. The Participant may change the designated Annuitant at any time prior to the Annuity Date. In the case of a Certificate issued in connection with a plan qualified under Section 403(b) or 408 of the Code, the Participant is the Annuitant. The Participant may also designate a second person on whose life, together with that of the Annuitant, annuity payments depend. In the case of Qualified Plans, the designated second person is generally required to be the Participant's spouse if the Participant is married. In the event an Annuitant dies prior to the Annuity Date, the Participant must notify the Company and designate a new Annuitant. The Participant must attest to the Annuitant being alive before the Company will annuitize a Contract.

MODIFICATION OF THE CONTRACT

     Only the Company's President, a Vice President or Secretary may approve a change or waive any provisions of the Contract. Any change or waiver must be in writing. No agent has the authority to change or waive the provisions of the Contract.

     The Company reserves the right to change the terms of the Contract as may be necessary to comply with changes in applicable law.

ASSIGNMENT

     Contracts issued pursuant to Nonqualified Plans that are not subject to Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA") may be assigned by the Owner at any time during the lifetime of the Annuitant prior to the Annuity Date. The Company will not be bound by any assignment until written notice is received by the Company at its Annuity Service Center. The Company is not responsible for the validity, tax or other legal consequences of any assignment. An assignment will not affect any payments the Company may make or actions it may take before it receives notice of the assignment.

     If the Contract is issued pursuant to a Qualified Plan (or a Nonqualified Plan that is subject to Title 1 of ERISA), it may not be assigned, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

     BECAUSE AN ASSIGNMENT MAY BE A TAXABLE EVENT, CONTRACT OWNERS SHOULD CONSULT COMPETENT TAX ADVISERS SHOULD THEY WISH TO ASSIGN THEIR CONTRACTS.

DEATH BENEFIT


     If the Participant dies during the Accumulation Period, a death benefit will be payable to the Beneficiary upon receipt by the Company of Due Proof of Death of the Participant. Provided the Beneficiary provides a written election to the Company within 60 days of the Company's receipt of Due Proof of Death of the Participant, the Beneficiary may alternatively elect to (i) receive the death benefit in a lump sum payment, (ii) receive the death benefit in the form of one of the annuity options (over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary), with payments commencing within one year of the Participant's death, (iii) elect to continue the Contract and receive the entire Contract Value (adjusted for any applicable Withdrawal Charge and Market Value Adjustment) within 5 years after the Participant's death, or (iv) if the Participant was the Beneficiary's spouse, elect to continue the Certificate in force. If no option is selected within 60 days of the Company's receipt of Due Proof of Death of the Participant, the Company will pay the death benefit in a single lump sum to the Beneficiary.



     If the Participant was less than age 70 at the Certificate Date, the death benefit is equal to the greater of:


          (1) the total dollar amount of Purchase Payments made prior to the death of the Participant, reduced by any partial withdrawals and partial annuitizations; or

          (2) the Contract Value at the end of the Valuation Period during which Due Proof of Death and an election of the type of payment to the Beneficiary is received by the Company, at its Annuity Service Center; or

          (3) the Contract Value on that anniversary of the Certificate Date preceding the date of death, increased by the dollar amount of any Purchase Payments made since that anniversary and reduced by the dollar amount of any partial withdrawals and partial annuitizations since that anniversary, which results in the greatest value.


     If the Participant was age 70 or more at the Certificate Date, the death benefit will equal the Contract Value at the end of the Valuation Period during which Due Proof of Death and an election of the type of payment to the Beneficiary is received by the Company, at its Annuity Service Center.


BENEFICIARY

     The Owner may designate the Beneficiary(ies) to receive any amount payable on death. The original Beneficiary(ies) will be named in the application. Unless an irrevocable Beneficiary(ies) designation was previously filed, the Participant may change the Beneficiary(ies) prior to the Annuity Date by written request delivered to the Company at its Annuity Service Center or by completing a Change of Beneficiary Form provided by the Company. Any change will take effect when recorded by the Company. The Company is not liable for any payment made or action taken before it records the change.

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                   PURCHASES, WITHDRAWALS AND CONTRACT VALUE
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MINIMUM PURCHASE PAYMENT


     The minimum initial Purchase Payment for Contracts issued pursuant to a Nonqualified Plan is $5,000 and the maximum is $1,000,000. The minimum initial Purchase Payment for Contracts issued pursuant to a Qualified Plan is $2,000 and the maximum is $1,000,000. Subsequent Purchase Payments for either a Nonqualified Plan or Qualified Plan may be made in amounts of $250 or more ($100 or more if made in connection with an Automatic Payment Plan). The Company reserves the right to refuse any Purchase Payment at any time. Generally, the Company will not issue a Certificate under a Nonqualified Plan to a Participant who is age 85 or older or under a Qualified Plan to a Owner who is age 70 1/2 or older.


     AUTOMATIC PAYMENT PLAN

     Owners utilizing automatic bank drafts through the Company's Automatic Payment Plan may make scheduled subsequent Purchase Payments of $100 or more per month. An enrollment form for this program is available through the Company's Annuity Service Center.

     AUTOMATIC DOLLAR COST AVERAGING PROGRAM


     Owners who wish to purchase units of the Portfolios over a period of time may be able to do so through the Automatic Dollar Cost Averaging ("DCA") Program. Under this DCA Program, the Owner may authorize the automatic transfer of a fixed dollar amount ($100 minimum) of his or her choice at regular intervals from a source account to one or more of the Portfolios (other than the source account) at the unit values determined on the dates of the transfers. Currently, all variable Portfolios and the one year Fixed Account option are available as source accounts. However, the Owner must elect to have the transfers made exclusively from one source account. The intervals between transfers may be monthly, quarterly, semiannually or annually, at the option of the Owner. The theory of dollar cost averaging is that, if purchases are made at fluctuating prices, this will have the effect of reducing the aggregate average cost per unit to less than the average of the unit prices on the same purchase dates. However, participation in the DCA Program does not assure the Owner of a greater profit from his or her purchases under the DCA Program; nor will it prevent or necessarily alleviate losses in a declining market.



     Another option under the DCA Program is the periodic transfer of a selected percentage of the value of the source account to one of the Portfolios (other than the source account). A third option is to transfer the entire Contract Value in the source account in a stated number of transfers as selected by the Participant.


     An Owner may elect to increase, decrease or change the frequency or amount of Purchase Payments under a DCA Program. The application and any Purchase Payments should be sent to the Company at its Annuity Service Center. The Company reserves the right to modify, suspend and terminate the DCA Program at any time.

ASSET ALLOCATION REBALANCING PROGRAM


     Owners may participate in the Asset Allocation Rebalancing ("AAR") Program pursuant to which Owners authorize the Company to automatically transfer their Contract Value on a periodic basis to maintain a particular percentage allocation among the Portfolios or the one year Fixed Account option as selected by the Owner. Since the Contract Value allocated to each Portfolio will grow or decline at different rates depending on the investment experience of the Portfolio, and AAR automatically reallocates the Contract Value in the Portfolios and the Fixed Account option to the allocation selected by the Owner. One theory behind this type of reallocation is that it may help an Owner purchase Accumulation Units low and sell Accumulation Units high. However, participation in AAR does not assure the Owner of a greater profit from his or her purchases under the program nor will it prevent or necessarily alleviate losses in a declining market.

     An Owner may select that rebalancing occur on a calendar quarter, semiannual or annual basis. Contract Value reallocation will occur on the last business day before the selected period ends. If an Owner elects to participate in AAR, the entire Contract Value must be included in the program, except for allocations to the three, five, seven and ten year Fixed Account options. Amounts transferred under AAR are not counted against the 15 free transfers per Contract Year or subject to any transfer charge or MVA. Owners may participate in AAR by completing an Asset Allocation Rebalancing Authorization Form or by calling the Company at its Annuity Service Center. On the application or form, as appropriate, the Owner must select the Portfolios or one year Fixed Account option, the percentage of Contract Value to be allocated to each under the program, and the frequency of rebalancing. Owners may modify their allocations or terminate participation in the program by completing an Asset Allocation Rebalancing Form and indicating the appropriate instructions. The Company reserves the right to modify, suspend, or terminate AAR at any time.


     PRINCIPAL ADVANTAGE PROGRAM


     Owners may participate in the Principal Advantage Program pursuant to which the Owner's Purchase Payment is divided between one or more of the Fixed Account options and one or more of the Portfolios. While the Owner selects the Fixed Account options and the Portfolio(s), the Principal Advantage Program determines the portion of Purchase Payments allocated to each. When determined in accordance with the Principal Advantage Program, the portion allocated to the Fixed Account option(s) will be guaranteed by the Company to grow to equal the full amount of the Purchase Payment over an established period of time. The remaining portion of Purchase Payment is then invested in the Portfolios, where it has the potential to achieve greater growth.



     An Owner may elect to participate in the Principal Advantage Program (1) at the time of initial purchase, by completing the instructions on the Vista Capital Advantage application and requesting it in the "Special Instructions" section of the application or (2) at the time of a subsequent purchase or reallocation of the existing Contract Value, by contacting the Company or the financial representative from whom this prospectus was obtained. The Company reserves the right to modify, suspend or terminate the Principal Advantage Program at any time.



ALLOCATION OF PURCHASE PAYMENTS



     Purchase Payments are allocated to the Fixed Account and/or the Portfolio(s) selected by the Participant. Participants making initial Purchase Payments should specify their allocations on the application for a Contract. If the application is in good order, the Company will apply the initial Purchase Payment to the Fixed Account and/or the Portfolio(s), as selected, and credit the Contract with Accumulation Units within two business days of receipt at the Company's principal place of business. The number of Accumulation Units in a Portfolio attributable to a Purchase Payment is determined by dividing that portion of the Purchase Payment which is allocated to the Portfolio by that Portfolio's Accumulation Unit value as of the end of the Valuation Period when the allocation occurs.



     IF THE APPLICATION DOES NOT SPECIFY AN ALLOCATION, THE APPLICATION IS NOT IN GOOD ORDER. If the application for a Contract or Certificate is not in good order for this or any other reason, the Company will attempt to rectify it within five business days of its receipt at the Company's principal place of business. The Company will credit the initial Purchase Payment within two business days after the application has been rectified. Unless the prospective Owner consents otherwise, the application and the initial Purchase Payment will be returned if the application cannot be put in good order within five business days of such receipt.


     Just like Participants making initial Purchase Payments, Participants making subsequent Purchase Payments should specify how they want their payments allocated. OTHERWISE, THE COMPANY WILL AUTOMATICALLY PROCESS THE PURCHASE PAYMENT BASED ON THE PREVIOUS ALLOCATION.

TRANSFER DURING ACCUMULATION PERIOD


     During the Accumulation Period, the Participant, or his or her designated agent, may transfer Contract Values among Portfolios and/or the Fixed Account. Participants may authorize telephone transfers by written request delivered to the Company at its Annuity Service Center, if applicable law permits. The Company has in place procedures which are designed to provide reasonable assurance that telephone authorizations are genuine, including tape recording of telephone communications and requesting identifying information. Accordingly, the Company and its affiliates disclaim all liability for any claim, loss or expense resulting from any alleged error or mistake in connection with a telephone transfer which was not properly authorized by the Participant. However, if the Company fails to employ reasonable procedures to ensure that all telephone transfers are properly authorized, the Company may be held liable for such losses. Telephone calls authorizing transfers must be completed by 4:00 p.m. Eastern time on a Valuation Date in order to be effected at the price determined on such date. Transfer authorizations which are received after 4:00 p.m. Eastern time will be processed as of the next Valuation Date. The Company reserves the right to modify or discontinue at any time and without notice the use of telephone transfers and acceptance of transfer instructions from someone other than the Participant.



     The minimum partial transfer amount is $100. Also, no partial transfer may be made if the value of the Participant's interest in the Portfolio from which a transfer is being made (or the remaining Guarantee Amount, where applicable) would be less than $100 after the transfer. These dollar amounts are subject to change at the Company's option. The Company may waive the minimum partial transfer amount in connection with preauthorized automatic transfer programs.


     Both prior to and after the Annuity Date, Contract Values may be transferred from the Separate Account to the Fixed Account. Any amounts allocated or transferred to the Fixed Account may, however, be transferred from the Fixed Account to the Separate Account only prior to the Annuity Date.

     Transfers may be made within the Fixed Account prior to the expiration date of one or more Guarantee Periods, by electing to have the respective Guarantee Amount(s) applied to newly established Guarantee Periods. Such transfers are counted against the 15 transfer allowance on free transfers. In addition, such transfers are generally subject to a Market Value Adjustment.

SEPARATE ACCOUNT ACCUMULATION UNIT VALUE


     On each day that the New York Stock Exchange is open for business, a separate Accumulation Unit value is determined for each Portfolio. If the Company elects or is required to assess a charge for taxes, a separate Accumulation Unit value may be calculated for Contracts issued in connection with Nonqualified and Qualified Plans, respectively, within each account.


     The Accumulation Unit value for each Portfolio will vary with the price of a share in the Underlying Fund and in accordance with the Mortality and Expense Risk Charge, Distribution Expense Charge, and any provision for taxes. Assessments of Withdrawal Charges, transfer fees and Contract Administration Charges are made separately for each Certificate. They are effected by redemption of Accumulation Units and do not affect Accumulation Unit value.

     The Accumulation Unit value of a Portfolio for any Valuation Period is calculated by subtracting (2) from (1) and dividing the result by (3) where:

          (1) is the total value at the end of the Valuation Period of the assets attributable to the Accumulation Units of the Portfolio minus liabilities;

          (2) is the cumulative unpaid charge for the assumption of mortality and expense risks and for the distribution expense; and

          (3) is the number of Accumulation Units outstanding at the end of the Valuation Period.

FIXED ACCOUNT ACCUMULATION VALUE


     The accumulation value of the fixed portion of a Participant's account at any Valuation Date is equal to the sum of the values of all amounts allocated to the Fixed Account that have been credited to the Participant's account up to and including that date. Each amount reflects interest accumulated to the Valuation Date at the applicable Guarantee Rate, compounded annually, less withdrawals.


DISTRIBUTION OF CONTRACTS


     Contracts are sold by registered representatives of broker-dealers who are licensed insurance agents of the Company, either individually or through an incorporated insurance agency. Commissions on initial Purchase Payments paid to registered representatives may vary, but are not anticipated to exceed 6.50% of any Purchase Payment (including any promotional sales incentives). In addition, under certain circumstances and in exchange for lower initial commission, certain sellers of the Contracts may be paid persistency bonuses which will take into account, among other things, the length of time Purchase Payments have been held under a Contract, and Contract Values. A persistency bonus is not anticipated to exceed 1.00%, on an annual basis, of the Contract Values considered in connection with the bonus. All such commissions, incentives and bonuses are paid by the Company.



     Vista Fund Distributors, Inc. ("VFD"), located at 101 Park Avenue, New York, New York, 10178, serves as distributor of the Contracts. VFD is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc. VFD is not affiliated with the Company or the Adviser to the Trust.


WITHDRAWALS (REDEMPTIONS)


     Except as explained below, an Owner may redeem a Certificate for all or a portion of its Contract Value during the Accumulation Period. Withdrawal Charges may be applicable, however, which would reduce the Contract Value upon redemption. A Market Value Adjustment may also be applied, in the case of redemptions from the Fixed Account, which would also affect Contract Value. (See "Contract Charges -- Sales Charges -- Withdrawal Charge" and "Fixed Account Options -- Market Value Adjustment").



     Withdrawals and distributions from Contracts issued in connection with certain Qualified Plans may be subject to a mandatory 20% withholding requirement. (See "Taxes -- Withholding Tax on Distributions").



     Withdrawals of amounts attributable to contributions made pursuant to a salary reduction agreement (in accordance with Section 403(b)(11) of the Code) are limited to circumstances only: when the Participant attains age 59 1/2, separates from service, dies, becomes disabled (within the meaning of Section 72(m)(7) of the Code), or in the case of hardship. Withdrawals for hardship are restricted to the portion of the Contract Value which represents contributions made by the Participant and does not include any investment results. These limitations on withdrawals apply to: (1) salary reduction contributions made after December 31, 1988; (2) income attributable to such contributions; and (3) income attributable to amounts held as of December 31, 1988. The limitations on withdrawals do not affect rollovers or exchanges between certain Qualified Plans. Tax penalties may also apply. While the foregoing limitations only apply to certain Contracts issued in connection with Section 403(b) Qualified Plans, all Participants should seek competent tax advice regarding any withdrawals or distributions. (See "Taxes").



     Except in connection with a Systematic Withdrawal Program, described below, the minimum partial withdrawal amount is $1,000, or, if less, the Participant's entire interest in the Portfolio or Fixed Account option from which a withdrawal is requested. The Participant's interest in the Portfolio or Fixed Account option from which the withdrawal is requested must be at least $100 after the withdrawal is completed if anything is left in that Portfolio or Fixed Account allocation.

     A written withdrawal request or Systematic Withdrawal Program enrollment form, as the case may be, must be sent to the Company at its Annuity Service Center. The required program form will not be in good order unless it includes the Participant's Tax I.D. Number (e.g., Social Security Number) and provides instructions regarding withholding of income taxes. The Company provides the required forms.


     If the request is for total withdrawal, the Certificate (or Contract), or a Lost Certificate Affidavit (which may be obtained by calling the Company at its Annuity Service Center), must be submitted as well. The withdrawal value is determined on the basis of the Contract Values next computed following receipt of a request in proper order. The withdrawal value will normally be paid within seven days after the day a proper request is received by the Company. However, the Company may suspend the right of withdrawal from the Separate Account or delay payment for such withdrawal more than seven days: (1) during any period when the New York Stock Exchange ("NYSE") is closed (other than customary weekend and holiday closings); (2) when trading on the NYSE is restricted or an emergency exists as determined by the Commission so that disposal of the Separate Account's investments or determination of Accumulation Unit value is not reasonably practicable; or (3) for such other periods as the Commission, by order, may permit for protection of Owners.


     SYSTEMATIC WITHDRAWAL PROGRAM


     Certain Participants of Nonqualified Plan Contracts and Contracts issued in connection with IRAs may choose to withdraw amounts which in the aggregate add up to a maximum of 10% of their Purchase Payments annually without charge pursuant to a Systematic Withdrawal Program. Systematic withdrawals will not be limited to 10% of Purchase Payments once the Withdrawal Charge is no longer applicable. Total withdrawals not subject to a Withdrawal Charge, including systematic withdrawals, cannot exceed the free withdrawal amount described under "Contract Charges -- Sales Charges -- Free Withdrawal." Withdrawals are taxable and a 10% federal tax penalty may apply to withdrawals before age 59 1/2. In addition, withdrawals from the Fixed Account prior to the end of their respective Guarantee Periods are generally subject to a Market Value Adjustment. (See "Fixed Account Options -- Market Value Adjustment").



     Participation in the Systematic Withdrawal Program may be elected at the time the Certificate is issued or on any date prior to the Annuity Date. Amounts withdrawn under the Systematic Withdrawal Program may be electronically wired to the Participant's financial institution by completing the instructions on the Electronic Fund Transfer Form or by written request delivered to the Company at its Annuity Service Center. A voided check (for checking accounts), the account number and bank ABA number must accompany all requests. Electronic transfers may also be requested on the Systematic Withdrawal Request Form. Depending on fluctuations in the net asset value of the Portfolios, systematic withdrawals may reduce or even exhaust Contract Value. The minimum systematic withdrawal amount is $250 per withdrawal. Participants must complete an enrollment form and send it to the Company at its Annuity Service Center. The Company reserves the right to modify, suspend or terminate the Systematic Withdrawal Program and the availability of electronic fund transfers at any time.


     ERISA PLANS

     Spousal consent may be required when a married Participant seeks a distribution from a Contract that has been issued in connection with a Qualified Plan (or a Nonqualified Plan that is subject to Title 1 of ERISA). Participants should obtain competent advice.

     DEFERMENT OF FIXED ACCOUNT WITHDRAWAL PAYMENTS


     In the case of withdrawals or annuity payments from the Fixed Account, the Company may defer making payment for a period of up to six months (or the period permitted by applicable state insurance law, if less) from the date the Company receives notice of such withdrawal request. Only under highly unusual circumstances will the Company defer a withdrawal payment from the Fixed

Account for more than 7 days, and if the Company defers payment for more than 7 days, it will pay interest of at least 3% per annum on the amount deferred. While all the circumstances under which the Company could defer payment upon withdrawal may not be foreseeable at this time, such circumstances could include, for example, a time of unusually high surrender rate among Owners, accompanied by a radical shift in interest rates. If the Company intends to withhold payment for more than 7 days, it will notify affected Owners in writing.

MINIMUM CONTRACT VALUE

     If the Contract Value is less than $500 and no Purchase Payments have been made during the previous three full calendar years, the Company reserves the right, after 60 days written notice to the Participant, to terminate the Contract and distribute its Withdrawal Value to the Participant. This privilege will be exercised only if the Contract Value has been reduced to less than $500 as a result of withdrawals, and state law permits. In no instance shall such termination occur if the value has fallen below $500 due to either decline in Accumulation Unit value or the imposition of fees and charges.

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                                 ANNUITY PERIOD
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ANNUITY DATE


     The Participant selects an Annuity Date at the time of application. The Annuity Date must always be the first day of a calendar month and must be at least two years after the Certificate Date, but in any event will be no later than the Latest Annuity Date. Annuity payments will begin no later than the Latest Annuity Date. If no Annuity Date is selected, the Annuity Date will be the Latest Annuity Date. The Participant may change the Annuity Date at any time at least seven days prior to the Annuity Date then indicated on the Company's records by written notice to the Company at its Annuity Service Center.


     DEFERMENT OF PAYMENTS


     The Company may defer making Fixed Annuity payments for a period of up to six months or such lesser time as state law may permit. Interest, subject to state law requirements, will be credited during the deferral period. For a discussion of the circumstances under which the Company could defer these payments, please refer to "Purchases, Withdrawals and Contract
Value -- Deferment of Fixed Account Withdrawal Payments".


     PAYMENTS TO PARTICIPANT

     The Company will make annuity payments to the Participant, unless the Participant designates an alternate payee. Such designation must be made in writing to the Company's Annuity Service Center and must be received more than 30 days before the Annuity Date.

ALLOCATION OF ANNUITY PAYMENTS


     If all of the Contract Value on the Annuity Date is allocated to the Fixed Account, the annuity will be paid as a Fixed Annuity. If all of the Contract Value on that date is allocated to the Separate Account, the annuity will be paid as a Variable Annuity. If the Contract Value on that date is allocated to both the Fixed Account and the Separate Account, the Annuity will be paid as a combination of a Fixed Annuity and a Variable Annuity to reflect the allocation between the Portfolios and the Fixed Account. Variable Annuity payments will reflect the investment performance of the Portfolios. The Participant(s) may, by written notice to the Company, convert Variable Annuity payments to Fixed Annuity payments. However, Fixed Annuity payments may not be converted to Variable Annuity payments.

ANNUITY OPTIONS


     The Participant, or any Beneficiary who is so entitled, may elect to receive a lump sum at the end of the Accumulation Period. However, a lump sum distribution may be deemed to be a withdrawal, and at least a portion of it may be subject to federal income tax. (See "Taxes -- Tax Treatment of Withdrawals"). Alternatively, any of the annuity options listed below may be elected. The Participant may elect an annuity option or change an annuity option at any time prior to the Annuity Date.



     Annuity payments will be monthly, unless the Owner requests annuity payments to be at quarterly, semiannual or annual intervals. If no other annuity option is elected, monthly annuity payments will be made in accordance with annuity option 4 below, a life annuity with a 120-month period certain (annuity option 3 in the case where payments are to be made for the joint lives of the Annuitant and a designated second person and for the life of the survivor). If the amount available to apply under an annuity option is less than $5,000, the Company has the right to pay the annuity in one lump sum. In addition, if the first payment provided would be less than $50, the Company shall have the right to require the frequency of payments be at quarterly, semiannual or annual intervals so as to result in an initial payment of at least $50.



     Participants may elect to have annuity payments electronically wired to his or her financial institution by completing the instructions on the Electronic Fund Transfer Form or by written request delivered to the Company at its Annuity Service Center. A voided check (for checking accounts), the account number and bank ABA number must accompany all requests. Electronic transfers may also be requested on the Annuity Option Selection Form. The Company reserves the right to modify, suspend or terminate the availability of electronic fund transfers for annuity payments at any time.


     NO WITHDRAWALS OF CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY ANNUITY OPTION IN WHICH PAYMENTS ARE BASED ON A PERSON'S LIFE.

     The following annuity options are generally available under the Contract. Each is available in the form of either a Fixed Annuity or a Variable Annuity (or a combination of both Fixed and Variable Annuity). However, there may be restrictions in the retirement plan pursuant to which a Contract has been purchased.

OPTION 1 -- LIFE INCOME

     An annuity payable monthly during the lifetime of the Annuitant. Under this option, no further payments are payable after the death of the Annuitant and there is no provision for a death benefit payable to the Beneficiary. Therefore, it is possible under option 1 for the payee to receive only one monthly annuity payment under the Contract.

OPTION 2 -- JOINT AND SURVIVOR ANNUITY

     An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly income payable will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen by the Owner at the time of election of this option.


     Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of guaranteed payments and it is possible to have only one annuity payment if both the Annuitant and the designated second person die before the due date of the second payment.

OPTION 3 -- JOINT AND SURVIVOR LIFE ANNUITY --
120 MONTHLY PAYMENTS GUARANTEED

     This option is similar to option 2, above, but with the additional guarantee that payments will be made for not fewer than 120 monthly periods. If the surviving Annuitant dies before all such payments have been made, the balance of the guaranteed number of payments will be made to the Beneficiary.

OPTION 4 -- LIFE ANNUITY WITH 120 OR 240 MONTHLY
                PAYMENTS GUARANTEED

     An annuity payable monthly during the lifetime of the Annuitant, with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed 120 or 240 monthly periods, as elected by the Owner, the balance of the guaranteed number of payments will be made to the Beneficiary.

OPTION 5 -- INCOME FOR A SPECIFIED PERIOD

     Under this option, a payee can elect an annuity payable monthly for any period of years from 3 to 30. This election must be made for full 12 month periods. In the event the payee dies before the specified number of payments has been made, the Beneficiary may elect to continue receiving the scheduled payments or may alternatively elect to receive the discounted present value of any remaining guaranteed payments as a lump sum.


     The value of an Annuity Unit, regardless of the option chosen, takes into account the Mortality and Expense Risk Charge. (See "Contract
Charges -- Mortality and Expense Risk Charge"). Since option 5 does not contain an element of mortality risk, the payee is not getting the benefit of the Mortality and Expense Risk Charge if option 5 is selected on a variable basis.


OTHER OPTIONS

     At the sole discretion of the Company, other annuity options may be made available. However, to the extent that Withdrawal Charges would otherwise apply to a withdrawal or termination, the identical Withdrawal Charge may apply with respect to any additional options.

     With respect to Contracts issued under Sections 401, 403(b) or 408 of the Internal Revenue Code, any payments will be made only to the Owner and/or the Owner's spouse.

TRANSFER DURING ANNUITY PERIOD


     During the Annuity Period, the Owner may transfer the Contract Value to the Fixed Account and/or among Portfolios. Such transfers are subject to the same limitations and conditions as are prescribed for transfers during the Accumulation Period, except that, in addition, no transfers may be made from the Fixed Account to the Separate Account during the Annuity Period.



DEATH BENEFIT DURING ANNUITY PERIOD


     If the Annuitant dies after the Annuity Date while the Contract is in force, the death proceeds, if any, will depend upon the annuity option in effect at the time of the Annuitant's death. If the Annuitant dies after the Annuity Date and before the entire interest in the Contract has been distributed, the remaining interest, if any, as provided for in the option elected, will be distributed at least as rapidly as under the method of distribution in effect at the Annuitant's death.

ANNUITY PAYMENTS

     INITIAL MONTHLY ANNUITY PAYMENT


     The initial annuity payment is determined by taking the Contract Value, less any premium tax, less any Market Value Adjustment that may apply in the case of a premature annuitization, and applying it to the annuity table specified in the Contract (or, if more favorable to the payee, the annuity tables in effect as of the Annuity Date for similar immediate annuity contracts issued by the Company). Those tables are based on a set amount per $1,000 of proceeds applied. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

     The dollars applied are then divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly annuity payment. In the case of a Variable Annuity, that amount is divided by the value of an Annuity Unit as of the Annuity Date to establish the number of Annuity Units representing each Variable Annuity payment. The number of Annuity Units determined for the first Variable Annuity payment remains constant for the second and subsequent monthly Variable Annuity payments, assuming that no reallocation of Contract Values is made.

     SUBSEQUENT MONTHLY PAYMENTS

     For a Fixed Annuity, the amount of the second and each subsequent monthly annuity payment is the same as that determined above for the first monthly payment.


     The amount of the second and each subsequent monthly Variable Annuity payment is determined by multiplying the number of Annuity Units, as determined in connection with the calculation of the initial monthly annuity payment, above, by the annuity unit value, below, as of the Valuation Period next preceding the date on which each annuity payment is due.


--------------------------------------------------------------------------------

                                 ADMINISTRATION
--------------------------------------------------------------------------------

     The Company has primary responsibility for all administration of the Contracts and the Separate Account. The mailing address of the Company's Annuity Service Center is P.O. Box 54299, Los Angeles, California 90054-0299, and its telephone number is (800) 90-VISTA.

     The administrative services provided include, but are not limited to: issuance of the Contracts; maintenance of Participant records; Participant services; calculation of unit values; and preparation of Participant reports.

     Contract statements and transaction confirmations are mailed to Participants at least quarterly. Participants should read their statements and confirmations carefully and verify their accuracy. Questions about periodic statements should be communicated to the Company promptly. The Company will investigate all complaints and make any necessary adjustments retroactively, provided that it has received notice of a potential error within 30 days after the date of the questioned statement. If the Company has not received notice of a potential error within this time, any adjustment shall be made as of the date that the Annuity Service Center receives notice of the potential error.

     The Company will also provide Participants with such additional periodic and other reports, information and prospectuses as may be required by federal securities laws.

--------------------------------------------------------------------------------

                                     TAXES
--------------------------------------------------------------------------------

     NOTE: THE FOLLOWING DESCRIPTION IS BASED UPON THE COMPANY'S UNDERSTANDING OF CURRENT FEDERAL INCOME TAX LAW APPLICABLE TO ANNUITIES IN GENERAL. THE COMPANY CANNOT PREDICT THE PROBABILITY THAT ANY CHANGES IN SUCH LAWS WILL BE MADE. PURCHASERS ARE CAUTIONED TO SEEK COMPETENT TAX ADVICE REGARDING THE POSSIBILITY OF SUCH CHANGES. THE COMPANY DOES NOT GUARANTEE THE TAX STATUS OF THE CONTRACTS. PURCHASERS BEAR THE COMPLETE RISK THAT THE CONTRACTS MAY NOT BE TREATED AS "ANNUITY CONTRACTS" UNDER FEDERAL INCOME TAX LAWS.

GENERAL

     Section 72 of the Internal Revenue Code of 1986, as amended (the "Code") governs taxation of annuities in general. A Participant is not taxed on increases in the value of a Contract until distribution occurs, either in the form of a non-annuity distribution or as annuity payments under the annuity option elected. For a lump sum payment received as a total surrender (total redemption), the recipient is taxed on the portion of the payment that exceeds the cost basis of the Contract. For a payment received as a withdrawal (partial redemption), federal tax liability is determined on a last-in, first-out basis, meaning taxable income is withdrawn before the cost basis of the Contract is withdrawn. For Contracts issued in connection with Nonqualified Plans, the cost basis is generally the Purchase Payments, while for Contracts issued in connection with Qualified Plans there may be no cost basis. The taxable portion of the lump sum payment is taxed at ordinary income tax rates. Tax penalties may also apply.

     For annuity payments, the taxable portion is determined by a formula which establishes the ratio that the cost basis of the Contract bears to the total value of annuity payments for the term of the annuity Contract. The taxable portion is taxed at ordinary income tax rates. Participants, Annuitants and Beneficiaries under the Contracts should seek competent financial advice about the tax consequences of distributions under the retirement plan under which the Contracts are purchased.

     The Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Company and its operations form a part of the Company.

WITHHOLDING TAX ON DISTRIBUTIONS

     The Code generally requires the Company (or, in some cases, a plan administrator) to withhold tax on the taxable portion of any distribution or withdrawal from a Contract. For "eligible rollover distributions" from Contracts issued under certain types of Qualified Plans, 20% of the distribution must be withheld, unless the payee elects to have the distribution "rolled over" to another eligible plan in a direct "trustee to trustee" transfer. This requirement is mandatory and cannot be waived by the Participant. Withholding on other types of distributions can be waived.

     An "eligible rollover distribution" is the estimated taxable portion of any amount received by a covered employee from a plan qualified under Section 401(a) or 403(a) of the Code, or from a tax-sheltered annuity qualified under Section 403(b) of the Code (other than (1) annuity payments for the life (or life expectancy) of the employee, or joint lives (or joint life expectancies) of the employee and his or her designated beneficiary, or for a specified period of ten years or more; and (2) distributions required to be made under the Code). Failure to "roll over" the entire amount of an eligible rollover distribution (including an amount equal to the 20% portion of the distribution that was withheld) could have adverse tax consequences, including the imposition of a penalty tax on premature withdrawals, described later in this section.

     Withdrawals or distributions from a Contract other than eligible rollover distributions are also subject to withholding on the estimated taxable portion of the distribution, but the Participant may elect in such cases to waive the withholding requirement. If not waived, withholding is imposed (1) for periodic payments, at the rate that would be imposed if the payments were wages, or (2) for other distributions, at the rate of 10%. If no withholding exemption certificate is in effect for the payee, the rate under (1) above is computed by treating the payee as a married individual claiming 3 withholding exemptions.

DIVERSIFICATION -- SEPARATE ACCOUNT INVESTMENTS


     Section 817(h) of the Code imposes certain diversification standards on the underlying assets of variable annuity contracts. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not adequately diversified, in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"). Disqualification of the Contract as an annuity contract would result in imposition of federal income tax to the Participant with respect to earnings allocable to the Contract prior to the receipt of payments under the Contract.



     The Company expects that each of the Underlying Funds will be managed by its investment adviser in such a manner as to comply with these diversification requirements.


MULTIPLE CONTRACTS

     Multiple annuity contracts which are issued within a calendar year to the same contract owner by one company or its affiliates are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such multiple contracts. The Company believes that Congress intended to affect the purchase of multiple deferred annuity contracts which may have been purchased to avoid withdrawal income tax treatment. Owners should consult a tax adviser prior to purchasing more than one annuity contract in any calendar year.

TAX TREATMENT OF ASSIGNMENTS

     An assignment of a Contract may have tax consequences, and may also be prohibited by ERISA in some circumstances. Owners should therefore consult competent legal advisers should they wish to assign their Contracts.

QUALIFIED PLANS

     The Contracts offered by this Prospectus are designed to be suitable for use under various types of Qualified Plans. Taxation of Participants in each Qualified Plan varies with the type of plan and terms and conditions of each specific plan. Participants, Annuitants and Beneficiaries are cautioned that benefits under a Qualified Plan may be subject to the terms and conditions of the plan, regardless of the terms and conditions of the contracts issued pursuant to the plan.


     General descriptions of the types of Qualified Plans with which the Contracts may be used are contained in the Statement of Additional Information. Such descriptions are not exhaustive and are for general information purposes only. The tax rules regarding Qualified Plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a Contract or Certificate issued under a Qualified Plan.



     Contracts issued pursuant to Qualified Plans include special provisions restricting Contract provisions that may otherwise be available and described in this Prospectus. Generally, Contracts issued pursuant to Qualified Plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to surrenders from Qualified Contracts. (See "Tax Treatment of Withdrawals -- Qualified Plans").

TAX TREATMENT OF WITHDRAWALS


     QUALIFIED PLANS


     Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any early distribution from qualified retirement plans, including contracts issued and qualified under Code Sections 401 Corporate and Self-Employed Pension and Profit Sharing Plans), 403(b) (Tax-Sheltered Annuities) and 408(b) (IRAs).


     The tax penalty will not apply to the following distributions: (1) if distribution is made on or after the date on which the Owner or Annuitant (as applicable) reaches age 59 1/2; (2) distributions following the death or disability of the Owner or Annuitant (as applicable) (for this purpose "disability" is defined in Section 72(m)(7) of the Code); (3) distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the Owner or Annuitant (as applicable) or the joint lives (or joint life expectancies) of such Owner or Annuitant (as applicable) and his or her designated beneficiary; (4) distributions to an Owner or Annuitant (as applicable) who has separated from service after he or she has attained age 55; (5) distributions made to the Owner or Annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the Owner or Annuitant (as applicable) for amounts paid during the taxable year for medical care; and
(6) distributions made to an alternate payee pursuant to a qualified domestic relations order.

     The exceptions stated in items (4), (5) and (6) above do not apply in the case of an IRA.


     Limitations imposed by the Code on withdrawals from tax-sheltered annuities are described above under "Purchases, Withdrawals and Contract
Value -- Withdrawals (Redemptions)".


     The taxable portion of a withdrawal or distribution from Contracts issued under certain types of plans may, under some circumstances, be "rolled over" into another eligible plan so as to continue to defer income tax on the taxable portion. Effective January 1, 1993, such treatment is available for any "eligible rollover distribution" made by certain types of plans (as described above under "Taxes -- Withholding Tax on Distributions," page 33) that is transferred within 60 days of receipt into a plan qualified under section 401(a) or 403(a) of the Code, a tax-sheltered annuity, an IRA, or an individual retirement account described in section 408(a) of the Code. Plans making such eligible rollover distributions are also required, with some exceptions specified in the Code, to provide for a direct "trustee to trustee" transfer of the distribution to the transferee plan designated by the recipient.

     Amounts received from IRAs may also be rolled over into other IRAs, individual retirement accounts or certain other plans, subject to limitations set forth in the Code.

     NONQUALIFIED PLANS

     Section 72 of the Code governs treatment of distributions from annuity contracts. It provides that if the Contract Value exceeds the aggregate Purchase Payments made, any amount withdrawn not in form of an annuity payment will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the principal. Withdrawn earnings are includible in a taxpayer's gross income. Section 72 further provides that a 10% penalty will apply to the income portion of any premature distribution. The penalty is not imposed on amounts received: (1) after the taxpayer reaches
59 1/2; (2) upon the death of the Owner or Annuitant (as applicable); (3) if the taxpayer is totally disabled; (4) in a series of substantially equal periodic payments made for the life of the taxpayer or for the joint lives of the taxpayer and his or her designated Beneficiary; (5) under an immediate annuity; or (6) which are allocable to purchase payments made prior to August 14, 1982.

     The above information applies to Contracts issued pursuant to Section 457 of the Code, but does not apply to other Qualified Plan Contracts. Separate tax withdrawal penalties and restrictions apply to Qualified Plan Contracts.

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                    ADDITIONAL INFORMATION ABOUT THE COMPANY
--------------------------------------------------------------------------------


SELECTED FINANCIAL DATA



     The following selected financial data of the Company should be read in conjunction with the financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, both of which are included in this prospectus.



                                                    YEARS ENDED SEPTEMBER 30,
                                   ------------------------------------------------------------
                                     1996         1995         1994         1993         1992
                                   --------     --------     --------     --------     --------
                                   (IN THOUSANDS)
RESULTS OF OPERATIONS
Net investment income............  $  2,798     $  2,784     $  1,892     $  1,161     $  2,368
Net realized investment gains
  (losses).......................      (539)      (1,348)         445        1,932        3,489
Variable annuity fee income......       690          412          382          240           40
General and administrative
  expenses.......................    (1,404)      (1,088)      (1,040)      (1,066)      (1,224)
Amortization of deferred
  acquisition costs..............      (500)        (300)          --         (220)      (2,356)
Other income and expenses, net...       126          245           58         (342)         561
                                   --------     --------     --------     --------     --------
Pretax income....................     1,171          705        1,737        1,705        2,878
Income tax expense...............      (448)        (182)        (655)        (829)      (1,210)
                                   --------     --------     --------     --------     --------
INCOME BEFORE CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING FOR
  INCOME TAXES...................       723          523        1,082          876        1,668
Cumulative effect of change in
  accounting for income taxes....        --           --         (725)          --           --
                                   --------     --------     --------     --------     --------
NET INCOME.......................  $    723     $    523     $    357     $    876     $  1,668
                                   ========     ========     ========     ========     ========



                                                         AT SEPTEMBER 30,
                                   ------------------------------------------------------------
                                     1996         1995         1994         1993         1992
                                   --------     --------     --------     --------     --------
                                   (IN THOUSANDS)
FINANCIAL POSITION
Investments......................  $153,237     $121,218     $ 78,928     $ 85,130     $111,353
Variable annuity assets..........    68,901       32,760       26,390       24,695        8,836
Deferred acquisition costs.......    12,127        6,491        5,651        2,540        1,297
Deferred income taxes............        --           --          886        1,031          835
Other assets.....................     2,603        2,688        2,282        3,876        1,527
                                   --------     --------     --------     --------     --------
TOTAL ASSETS.....................  $236,868     $163,157     $114,137     $117,272     $123,848
                                   ========     ========     ========     ========     ========
Reserves for fixed annuity
  contracts......................  $140,613     $106,332     $ 66,881     $ 68,228     $ 59,400
Variable annuity liabilities.....    68,901       32,760       26,390       24,695        8,836
Other reserves, payables and
  accrued liabilities............     2,784        2,003        1,051        1,220       34,690
Deferred income taxes............     1,350          244           --           --           --
Shareholder's equity.............    23,220       21,818       19,815       23,129       20,922
                                   --------     --------     --------     --------     --------
TOTAL LIABILITIES AND
  SHAREHOLDER'S EQUITY...........  $236,868     $163,157     $114,137     $117,272     $123,848
                                   ========     ========     ========     ========     ========

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               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


     Management's discussion and analysis of financial condition and results of operations of First SunAmerica Life Insurance Company (the "Company") for the three years in the period ended September 30, 1996 follows. In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers regarding certain forward-looking statements contained in the following discussion and elsewhere in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission ("SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements contained in this report which represent the Company's beliefs concerning future or projected levels of sales of the Company's products, investment spreads or yields, or the earnings or profitability of the Company's activities.



     Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, some of which may be national in scope, such as general economic conditions and interest rates, some of which may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation, and others of which may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio, and other factors. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the SEC. The Company disclaims any obligation to update forward-looking information.



RESULTS OF OPERATIONS



     INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME TAXES totaled $0.7 million in 1996, compared with $0.5 million in 1995 and $1.1 million in 1994. The cumulative effect of the change in accounting for income taxes resulting from the 1994 implementation of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," amounted to a nonrecurring non-cash charge of $0.7 million. Accordingly, net income amounted to $0.4 million in 1994.



     PRETAX INCOME totaled $1.2 million in 1996, $0.7 million in 1995 and $1.7 million in 1994. The $0.5 million increase in 1996 over 1995 primarily resulted from a decline in net realized investment losses, partially offset by increased general and administrative expenses. The $1.0 million decline in 1995 over 1994 primarily resulted from net realized investment losses incurred, partially offset by an increase in net investment income.



     NET INVESTMENT INCOME, which is the spread between the income earned on invested assets and the interest paid on fixed annuities and other interest-bearing liabilities, totaled $2.8 million in each of 1996 and 1995, compared with $1.9 million in 1994. These amounts represent 2.08% on average invested assets (computed on a daily basis) of $134.5 million in 1996, 2.70% on average invested assets of $103.2 million in 1995 and 2.24% on average invested assets of $84.5 million in 1994.

     Net investment income also includes the effect of income earned on the excess of average invested assets over average interest-bearing liabilities. This excess amounted to $13.8 million in 1996, $17.6 million in 1995 and $17.4 million in 1994. The difference between the Company's yield on average invested assets and the rate paid on average interest-bearing liabilities was 1.47% in 1996, 1.69% in 1995 and 1.13% in 1994.



     Investment income and the related yield on average invested assets totaled $10.0 million and 7.40% in 1996, compared with $7.8 million and 7.59% in 1995 and $5.5 million and 6.54% in 1994. Investment income increased primarily as a result of higher levels of average invested assets, offset in 1996 by a slight decline in portfolio yields. The higher yield in 1995 reflected the effects of both higher short-term interest rates and extension fee income earned on certain bonds.



     Total interest expense aggregated $7.2 million in 1996, $5.0 million in 1995 and $3.6 million in 1994. The average rate paid on fixed annuity contracts was 5.93% in 1996, 5.90% in 1995 and 5.41% in 1994. Fixed annuity contracts averaged $120.6 million in 1996, $85.5 million in 1995 and $67.2 million in 1994. The increase in the average rate paid on fixed annuities during 1996 and 1995 from that paid during 1994 primarily resulted from increased average crediting rates on the Company's new fixed annuity contracts relative to those issued in 1994 to maintain a generally competitive market rate in a higher interest rate environment.



     The growth in average invested assets since 1994 reflects sales of the Company's fixed-rate products (including the fixed accounts of variable annuity products). Fixed annuity premiums totaled $45.4 million in 1996, $51.7 million in 1995 and $7.8 million in 1994. These premiums include premiums for the fixed accounts of variable annuities totaling $41.2 million, $2.9 million and $0.5 million, respectively. The increased premiums for the fixed accounts of variable annuities in 1996 resulted primarily from greater inflows into the one-year fixed account of the Company's Polaris variable annuity product.



     NET REALIZED INVESTMENT LOSSES totaled $0.5 million in 1996 and $1.3 million in 1995, compared to net realized investment gains of $0.4 million in 1994, and represent 0.40%, 1.31% and 0.53%, respectively, of average invested assets. Net realized investment losses include impairment writedowns of $0.1 million in 1996, which were applied to defaulted bonds. Therefore, net losses from sales of investments totaled $0.4 million in 1996. There were no impairment writedowns for 1995 and 1994.



     Net losses from sales of investments in 1996 include $0.3 million of net losses realized on $80.0 million of sales of bonds. Net losses on sales of investments in 1995 include $1.2 million of net losses realized on $46.3 million of sales of mortgage-backed securities ("MBSs"). Net gains on sales of investments in 1994 were also related to sales of MBSs. Sales of investments are generally made to maximize total return.



     VARIABLE ANNUITY FEES are based on the market value of assets supporting variable annuity contracts in separate accounts. Such fees totaled $0.7 million in 1996 and $0.4 million in both 1995 and 1994. The increase in variable annuity fees in 1996 reflects the growth in average variable annuity assets, principally due to the receipt of variable annuity premiums and increased market values, partially offset by surrenders. Variable annuity assets averaged $46.2 million during 1996, $27.8 million during 1995 and $26.1 million during 1994. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, totaled $28.6 million in 1996, $5.9 million in 1995 and $5.7 million in 1994. The increase in premiums in 1996 was due to the introduction of two new products during March and December 1995. The Company has encountered increased competition in the variable annuity marketplace during recent years and anticipates that the market will remain highly competitive for the foreseeable future.



     SURRENDER CHARGES on fixed and variable annuities totaled $221,000 in 1996, $194,000 in 1995 and $367,000 in 1994. Surrender charges generally are assessed on annuity withdrawals at declining rates during the first five to seven years of the contract. Withdrawal payments, which include surrenders and lump-sum annuity benefits, totaled $12.7 million in 1996, $17.7 million in 1995 and $12.9 million in 1994. These payments represent 8.1%, 16.9% and 15.0%, respectively, of average fixed and variable annuity reserves. Withdrawals include variable annuity payments from the separate accounts totaling $2.8 million in 1996, $3.6 million in 1995 and $2.4 million in 1994, and represent 6.2%, 12.9% and 9.3%, respectively, of average variable annuity liabilities. Variable annuity withdrawal rates declined in 1996 principally as a result of significant growth in the variable annuity separate accounts, while the increase in 1995 was primarily due to the maturing of an older block of business. Fixed annuity surrenders totaled $9.9 million in 1996, $14.1 million in 1995 and $10.5 million in 1994. Fixed annuity surrenders decreased in 1996 primarily due to unusually high surrenders in 1995, which resulted from a block of policies coming off surrender charge restrictions. Management anticipates that withdrawal rates will stabilize for the foreseeable future at moderately higher levels than the current rates.



     GENERAL AND ADMINISTRATIVE EXPENSES totaled $1.4 million in 1996, compared with $1.1 million in 1995 and $1.0 million in 1994. General and administrative expenses remain closely controlled through a company-wide cost containment program and represent approximately 1% of average total assets.



     AMORTIZATION OF DEFERRED ACQUISITION COSTS increased to $0.5 million in 1996 from $0.3 million in 1995. There was no amortization in 1994. These increases in amortization were primarily due to additional fixed and variable annuity sales and the subsequent amortization of related deferred commissions and other acquisition costs.



     ANNUAL COMMISSIONS represent renewal commissions paid quarterly in arrears to maintain the persistency of certain of the Company's annuity contracts. Annual commissions totaled $19,000 in 1996, $33,000 in 1995 and $30,000 in 1994.
Based on current sales, the Company estimates that such annual commissions will increase in future periods.



     INCOME TAX EXPENSE totaled $0.4 million in 1996, $0.2 million in 1995 and $0.7 million in 1994, representing effective tax rates of 38% in 1996, 26% in 1995 and 38% in 1994. The lower tax rate in 1995 reflects a prior period state income tax benefit.



FINANCIAL CONDITION AND LIQUIDITY



     SHAREHOLDER'S EQUITY increased by $1.4 million to $23.2 million at September 30, 1996 from $21.8 million at September 30, 1995, primarily as a result of the $0.7 million of net income recorded and a $0.7 million reduction of net unrealized losses on debt and equity securities available for sale charged directly to shareholder's equity.



     TOTAL ASSETS increased by $73.7 million to $236.9 million at September 30, 1996 from $163.2 million at September 30, 1995, principally due to a $36.1 million increase in the separate accounts for variable annuities and a $32.0 million increase in invested assets.



     INVESTED ASSETS at year end totaled $153.2 million in 1996, compared with $121.2 million in 1995. This $32.0 million increase primarily resulted from sales of the fixed accounts of variable annuities.



     The Company manages all of its invested assets internally. The Company's general investment philosophy is to hold fixed maturity assets for long-term investment. Thus, it does not have a trading portfolio. Effective December 1, 1995, pursuant to guidelines issued by the Financial Accounting Standards Board, the Company determined that all of its portfolio of bonds and notes (the "Bond Portfolio") is available to be sold in response to changes in market interest rates, changes in prepayment risk, the Company's need for liquidity and other similar factors. Accordingly, the Company no longer classifies a portion of its Bond Portfolio as held for investment.



     THE BOND PORTFOLIO had an aggregate amortized cost that exceeded its fair value by $0.5 million at September 30, 1996, compared with $1.5 million at September 30, 1995 (including net unrealized losses of $1.4 million on the portion of the portfolio that was designated as available for sale at September 30, 1995). The net decrease in unrealized losses on the Bond Portfolio since September 30,

1995 principally reflects improvement in the fair value of certain segments of the Bond Portfolio since September 30, 1995 despite the higher relative prevailing interest rates at September 30, 1996.



     All of the Bond Portfolio at September 30, 1996 was rated by Standard & Poor's Corporation ("S&P"), Moody's Investors Service ("Moody's"), Duff and Phelps Credit Rating Co. ("D&P"), Fitch Investor Service, Inc. ("Fitch") or under comparable statutory rating guidelines established by the National Association of Insurance Commissioners ("NAIC") and implemented by either the NAIC or the Company. At September 30, 1996, approximately $137.0 million of the Bond Portfolio (at amortized cost) was rated investment grade by one or more of these agencies or by the Company or the NAIC, pursuant to applicable NAIC guidelines, including $85.5 million of U.S. government/ agency securities and MBSs.



     At September 30, 1996, the Bond Portfolio included $9.9 million (fair value, $10.4 million) of bonds not rated investment grade by S&P, Moody's, D&P, Fitch or the NAIC. Based on their September 30, 1996 amortized cost, these non-investment-grade bonds accounted for 4.2% of the Company's total assets and 6.4% of invested assets.



     Non-investment-grade securities generally provide higher yields and involve greater risks than investment-grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment-grade issuers. In addition, the trading market for these securities is usually more limited than for investment-grade securities. The Company intends that the proportion of its portfolio in such securities not exceed current levels, but its policies may change from time to time, including in connection with any possible acquisition. The Company had no material concentrations of non-investment-grade securities at September 30, 1996.



     The following table summarizes the Company's rated bonds by rating classification as of September 30, 1996 (dollars in thousands):



                                                      ISSUES NOT RATED BY S&P/MOODY'S/
     ISSUES RATED BY S&P/MOODY'S/D&P/FITCH               D&P/FITCH, BY NAIC CATEGORY                       TOTAL
------------------------------------------------     -----------------------------------    ------------------------------------
    S&P/(MOODY'S)/                     ESTIMATED       NAIC                    ESTIMATED                 PERCENT OF    ESTIMATED
     [D&P]/GFITCHH       AMORTIZED       FAIR        CATEGORY    AMORTIZED       FAIR       AMORTIZED     INVESTED       FAIR
      CATEGORY(1)          COST          VALUE         (2)         COST          VALUE        COST       ASSETS(3)       VALUE
----------------------   ---------     ---------     --------    ---------     ---------    ---------    ----------    ---------
AAA to A-
  (Aaa to A3)
  [AAA to A-]
  GAAA to A-H.........   $113,246      $112,839          1        $ 3,404       $ 3,404     $116,650        75.94%     $116,243
BBB+ to BBB-
  (Baa1 to Baa3)
  [BBB+ to BBB-]
  GBBB+ to BBB-H......     17,176        16,572          2          3,187         3,178       20,363        13.26        19,750
BB+ to BB-
  (Ba1 to Ba3)
  [BB+ to BB-]
  GBB+ to BB-H........      1,810         1,974          3              0             0        1,810         1.18         1,974
B+ to B-
  (B1 to B3)
  [B+ to B-]
  GB+ to B-H..........      6,817         7,108          4          1,088         1,176        7,905         5.15         8,284
CCC+ to C
  (Caa to C)
  [CCC]
  GCCC+ to C-H........        180           150          5              0             0          180         0.12           150
C1 to D
  [DD]
  GDH.................          0             0          6              0             0            0         0.00             0
                         --------      --------                    ------        ------     --------                   --------
Total rated issues....   $139,229      $138,643                   $ 7,679       $ 7,758     $146,908                   $146,401
                         ========      ========                    ======        ======     ========                   ========


---------------


(1) S&P and Fitch rate debt securities in rating categories ranging from AAA (the highest) to D (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Moody's rates debt securities in rating categories ranging from Aaa (the highest) to C (extremely poor prospects of ever attaining any real investment standing). The number 1, 2 or 3 (with 1 the highest and 3 the lowest) indicates the debt's relative standing within the rating category. A security rated Baa3 or higher is considered investment grade. D&P rates debt securities in rating categories ranging from AAA (the highest) to DD (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB-or higher is considered investment grade. Issues are categorized based on the highest of the S&P, Moody's, D&P and Fitch ratings if rated by multiple agencies.

(2) Bonds and short-term promissory instruments are divided into six quality categories for NAIC rating purposes, ranging from 1 (highest) to 5 (lowest) for nondefaulted bonds plus one category, 6, for bonds in or near default. These six categories correspond with the S&P/Moody's/D&P/Fitch rating groups listed above, with categories 1 and 2 considered investment grade. A substantial portion of the assets in the NAIC categories were rated by the Company pursuant to applicable NAIC rating guidelines.



(3) At amortized cost.



     ASSET-LIABILITY MATCHING is utilized by the Company to minimize the risks of interest rate fluctuations and disintermediation. The Company believes that its fixed-rate liabilities should be backed by a portfolio principally composed of fixed maturities that generate predictable rates of return. The Company does not have a specific target rate of return. Instead, its rates of return vary over time depending on the current interest rate environment, the slope of the yield curve, the spread at which fixed maturities are priced over the yield curve and general competitive conditions within the industry. Its portfolio strategy is designed to achieve adequate risk-adjusted returns consistent with its investment objectives of effective asset-liability matching, liquidity and safety.



     The Company designs its fixed-rate products and conducts its investment operations in order to closely match the duration of the assets in its investment portfolio to its annuity obligations. The Company seeks to achieve a predictable spread between what it earns on its assets and what it pays on its liabilities by investing principally in fixed-rate securities. The Company's fixed-rate products incorporate surrender charges or other limitations on when contracts can be surrendered for cash to encourage persistency. Approximately 96% of the Company's fixed annuity reserves had surrender penalties or other restrictions at September 30, 1996.



     As part of its asset-liability matching discipline, the Company conducts detailed computer simulations that model its fixed-maturity assets and liabilities under commonly used stress-test interest rate scenarios. Based on the results of these computer simulations, the investment portfolio has been constructed with a view to maintaining a desired investment spread between the yield on portfolio assets and the rate paid on its reserves under a variety of possible future interest rate scenarios. At September 30, 1996, the weighted average life of the Company's investments was approximately 4.3 years and the duration was approximately 2.3. Weighted average life is the average time to receipt of all principal, incorporating the effects of scheduled amortization and expected prepayments, weighted by book value. Duration is a common option-adjusted measure for the price sensitivity of a fixed-income portfolio to changes in interest rates. It is the calculation of the relative percentage change in market value resulting from shifts in interest rates, and recognizes the changes in portfolio cashflows resulting from embedded options such as prepayments and bond calls.



     The Company also seeks to provide liquidity by using reverse repurchase agreements ("Reverse Repos"), and by investing in MBSs. It also seeks to enhance its spread income by using Reverse Repos. Reverse Repos involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed upon price and are generally over-collateralized. MBSs are generally investment-grade securities collateralized by large pools of mortgage loans. MBSs generally pay principal and interest monthly. The amount of principal and interest payments may fluctuate as a result of prepayments of the underlying mortgage loans.



     There are risks associated with some of the techniques the Company uses to provide liquidity, enhance its spread income and match its assets and liabilities. The primary risk associated with Reverse Repos is counterparty risk. The Company believes, however, that the counterparties to its Reverse Repos are financially responsible and that the counterparty risk associated with those transactions is minimal. The primary risk associated with MBSs is that a changing interest rate environment might cause prepayment of the underlying obligations at speeds slower or faster than anticipated at the time of their purchase.



     INVESTED ASSETS EVALUATION routinely includes a review by the Company of its portfolio of debt securities. Management identifies monthly those investments that require additional monitoring and carefully reviews the carrying value of such investments at least quarterly to determine whether specific investments should be placed on a nonaccrual basis and to determine declines in value that may be other than temporary. In making these reviews for bonds, management principally considers the adequacy of collateral (if any), compliance with contractual covenants, the borrower's recent financial performance, news reports and other externally generated information concerning the creditor's affairs. In the case of publicly traded bonds, management also considers market value quotations, if available. The carrying values of bonds that are determined to have declines in value that are other than temporary are reduced to net realizable value and no further accruals of interest are made.



     DEFAULTED INVESTMENTS, comprising all investments (at amortized cost) that are in default as to the payment of principal or interest, totaled $0.2 million (fair value, $0.2 million) of bonds and notes at September 30, 1996 and constituted 0.1% of total invested assets at amortized cost. At September 30, 1995, the defaulted investments totaled $0.7 million (fair value, $0.5 million), which constituted 0.6% of total invested assets at amortized cost.



     SOURCES OF LIQUIDITY are readily available to the Company in the form of the Company's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At September 30, 1996, approximately $81.0 million of the Company's Bond Portfolio had an aggregate unrealized gain of $1.3 million, while approximately $65.9 million of the Bond Portfolio had an aggregate unrealized loss of $1.8 million. In addition, the Company's investment portfolio currently provides approximately $1.7 million of monthly cash flow from scheduled principal and interest payments.



     Management is aware that prevailing market interest rates may shift significantly and has strategies in place to manage either an increase or decrease in prevailing rates. In a rising interest rate environment, the Company's average cost of funds would increase over time as it prices its new and renewing annuities to maintain a generally competitive market rate. Management would seek to place new funds in investments that were matched in duration to, and higher yielding than, the liabilities assumed. The Company believes that liquidity to fund withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments or Reverse Repos on the Company's substantial MBS segment of the Bond Portfolio, thereby avoiding the sale of fixed-rate assets in an unfavorable bond market.



     In a declining rate environment, the Company's cost of funds would decrease over time, reflecting lower interest crediting rates on its fixed annuities. Should increased liquidity be required for withdrawals, the Company believes that a significant portion of its investments could be sold without adverse consequences in light of the general strengthening that would be expected in the bond market.


--------------------------------------------------------------------------------

                                   PROPERTIES
--------------------------------------------------------------------------------


     The Company's principal office is in leased premises at 733 Third Avenue, 4th Floor, New York, New York 10017. The Company, through an affiliate, also leases office space in Los Angeles, California and in Torrance, California which is utilized for certain policy administration, recordkeeping and data processing functions.


     The Company believes that such properties, including the equipment located therein, are suitable and adequate to meet the requirements of its business.

--------------------------------------------------------------------------------

                        DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------


     The directors and principal officers of First SunAmerica Life Insurance Company (the "Company") as of December 20, 1996 are listed below, together with information as to their ages, dates of election and principal business occupation during the last five years (if other than their present business occupation).



                                                                           OTHER POSITIONS AND
                                                             YEAR            OTHER BUSINESS
                                       PRESENT             ASSUMED          EXPERIENCE WITHIN
        NAME           AGE           POSITION(S)          POSITION(S)       LAST FIVE YEARS**        FROM-TO
--------------------   ---    -------------------------   ----------    -------------------------   ----------
Eli Broad*             63     Chairman, Chief Executive      1994       Cofounded SunAmerica Inc.
                              Officer and President of                  ("SAI") in 1957
                              the Company
                              Chairman, Chief Executive      1986
                              Officer and President of
                              SAI

Joseph M. Tumbler*     48     Executive Vice President       1996       President and Chief         1989-1995
                              of the Company                            Executive Officer,
                              Vice Chairman of SAI                      Providian Capital
                                                                        Management

Jay S. Wintrob*        39     Executive Vice President       1991       (Joined SAI in 1987)
                              of the Company
                              Vice Chairman of SAI           1995

James R. Belardi*      39     Senior Vice President of       1992       Vice President and          1989-1992
                              the Company                               Treasurer
                                                                        (Joined SAI in 1986)
                              Executive Vice President       1995
                              of SAI

Jana Waring Greer*     44     Senior Vice President of       1991       (Joined SAI in 1974)
                              the Company and SAI

Peter McMillan, III*   39     Executive Vice President       1994       Senior Vice President,      1989-1994
                              and Chief Investment                      SunAmerica Investments,
                              Officer of SunAmerica                     Inc.
                              Investments, Inc.

Scott L. Robinson*     50     Senior Vice President and      1991       (Joined SAI in 1978)
                              Treasurer of the Company
                              Senior Vice President and
                              Controller of SAI

James W. Rowan*        34     Senior Vice President of       1996       Vice President              1993-1995
                              the Company and SAI                       Assistant to the Chairman   1992
                                                                        Senior Vice President,      1986-1992
                                                                        Security Pacific Corp.

Lorin M. Fife*         43     Senior Vice President,         1994       Vice President and          1994-1995
                              General Counsel and                       General Counsel-
                              Assistant                                 Regulatory Affairs of SAI
                              Secretary of the Company                  Vice President and          1989-1994
                              Senior Vice President and      1995       Associate General Counsel
                              General Counsel-                          of SAI
                              Regulatory Affairs of SAI                 (Joined SAI in 1989)

Susan L. Harris*       39     Senior Vice President and      1994       Vice President, General     1994-1995
                              Secretary of the Company                  Counsel-Corporate Affairs
                              Senior Vice President and      1995       and Secretary of SAI        1989-1994
                              General Counsel-Corporate                 Vice President, Associate
                              Affairs and Secretary of                  General Counsel and
                              SAI                                       Secretary of SAI (Joined
                                                                        SAI in 1985)

N. Scott Gillis        43     Senior Vice President and      1994       Vice President and          1989-1994
                              Controller of the Company                 Controller, SunAmerica
                                                                        Life Companies (Joined
                                                                        SAI in 1985)

                                                                           OTHER POSITIONS AND
                                                             YEAR            OTHER BUSINESS
                                       PRESENT             ASSUMED          EXPERIENCE WITHIN
        NAME           AGE           POSITION(S)          POSITION(S)       LAST FIVE YEARS**        FROM-TO
--------------------   ---    -------------------------   ----------    -------------------------   ----------
Edwin R. Reoliquio     39     Senior Vice President and      1995       Vice President and          1990-1995
                              Chief Actuary of the                      Actuary, SunAmerica Life
                              Company                                   Companies

Victor E. Akin         32     Senior Vice President of       1996       Vice President,             1995-1996
                              the Company                               SunAmerica Life Companies
                                                                        Director, SunAmerica Life   1994-1995
                                                                        Companies
                                                                        Manager, SunAmerica Life    1993-1994
                                                                        Companies
                                                                        Actuary, Milliman &         1992-1993
                                                                        Robertson
                                                                        Consultant, Chalke Inc.     1991-1992

David W. Ferguson      43     Director                       1987       Partner, Davis Polk &       1980 to
                                                                        Wardwell                    present

Thomas A. Harnett      72     Director                       1987       Partner, Lane &             1989 to
                                                                        Mitterdorf, LLP             present

Margery K. Neale       37     Director                       1996       Partner, Shereff,           1990 to
                                                                        Friedman, Hoffman &         present
                                                                        Goodman, LLP

Lester Pollack         63     Director                       1987       Chief Executive Officer,    1986 to
                                                                        Centre Partners, L.P.       present
                                                                        General Partner, Lazard     1986 to
                                                                        Freres & Co.                present
                                                                        Senior Managing Director,   1988 to
                                                                        Corporate Partners, L.P.    present

Richard D. Rohr        70     Director                       1987       Partner, Bodman, Longley    1958 to
                                                                        & Dahling                   present


---------------


 * Also serves as a director


** Unless otherwise indicated, officers and positions are with SunAmerica Inc.


--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


     All of the executive officers of the Company also serve as employees of SunAmerica Inc. or its affiliates and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company.



     The following table shows the cash compensation paid or earned, based on these allocations, to the chief executive officer and top four executive officers of the Company whose allocated compensation exceeds $100,000 and to all executive officers of the Company as a group for services rendered in all capacities in the Company during 1996:



         NAME OF INDIVIDUAL OR                        CAPACITIES IN               ALLOCATED CASH
            NUMBER IN GROUP                            WHICH SERVED                COMPENSATION
----------------------------------------    ----------------------------------    --------------
Eli Broad                                   Chairman, Chief Executive Officer        $ 10,380
                                            and President
Joseph M. Tumbler                           Executive Vice President                    6,488
Jay S. Wintrob                              Executive Vice President                    6,488
James R. Belardi                            Senior Vice President                       2,955
Jana Waring Greer                           Senior Vice President                       7,342
All Executive Officers as a Group(12)                                                $ 49,731
                                                                                  ============

     Directors of the Company who are also employees of SunAmerica Inc. or its affiliates receive no compensation in addition to their compensation as employees of SunAmerica Inc. or its affiliates.



     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



     No shares of the Company are owned by any executive officer or director. The Company is an indirect wholly-owned subsidiary of SunAmerica Inc. Except for Mr. Broad, the percentage of shares of SunAmerica Inc. beneficially owned by any director does not exceed one percent of the class outstanding. At November 30, 1996, Mr. Broad was the beneficial owner of 5,930,156 shares of Common Stock (approximately 5.3% of the class outstanding) and 9,160,294 shares of Class B Common Stock (approximately 84.4% of the class outstanding). Of the Common Stock, 715,872 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Broad has no investment power; and 3,605,700 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before February 28, 1997 and as to which he has no voting or investment power. Of the Class B Stock, 8,456,140 shares are held directly by Mr. Broad and 704,154 shares are registered in the name of a corporation as to which Mr. Broad exercises sole voting and dispositive powers. At November 30, 1996, all directors and officers as a group beneficially owned 9,197,722 shares of Common Stock (approximately 8.1% of the class outstanding) and 9,160,294 shares of Class B Common Stock (approximately 84.4% of the class outstanding).


--------------------------------------------------------------------------------

                                STATE REGULATION
--------------------------------------------------------------------------------


     The Company is subject to regulation and supervision by the states of New York and Nebraska and their respective Insurance Commissions. Insurance laws establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type, valuation and amount of investments permitted, limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval and other related matters.



     During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the National Association of Insurance Commissioners ("NAIC"). Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include new investment reserve requirements, risk-based capital standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws to govern insurance company investments and illustrations for annuity products. Current proposals are still being debated and the Company is monitoring developments in this area and the effects any changes would have on the Company.



--------------------------------------------------------------------------------


                                   CUSTODIAN
--------------------------------------------------------------------------------


     Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, serves as the custodian of the assets of the Separate Account.

--------------------------------------------------------------------------------

                               LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

     The Company is involved in various kinds of litigation common to its business. These cases are in various stages of development and, based on reports of counsel, management believes that provisions made for potential losses are adequate and any further liabilities and costs will not have a material adverse impact upon the Company's financial position or results of operations.

--------------------------------------------------------------------------------

                            REGISTRATION STATEMENTS
--------------------------------------------------------------------------------

     Registration statements have been filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933 as amended, with respect to the Contracts offered by this prospectus. This prospectus does not contain all the information set forth in the registration statements and the exhibits filed as part of the registration statements, to all of which reference is hereby made for further information concerning the Separate Account, the General Account, the Company, the Underlying Funds, the Contract and the Certificates. Statements found in this prospectus as to the terms of the Contracts, the Certificates and other legal instruments are summaries, and reference is made to such instruments as filed.

--------------------------------------------------------------------------------

                            INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------


     The financial statements of First SunAmerica Life Insurance Company as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


--------------------------------------------------------------------------------

               ADDITIONAL INFORMATION ABOUT THE SEPARATE ACCOUNT
--------------------------------------------------------------------------------


     Additional information concerning the operations of the Separate Account is contained in a Statement of Additional Information, which is available without charge upon written request addressed to the Company at its Annuity Service Center P.O. Box 54299, Los Angeles, California 90054-0299 or by calling
(800)90-VISTA. The contents of the Statement of Additional Information are tabulated below.


                      STATEMENT OF ADDITIONAL INFORMATION

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
Performance Data......................................................................    3
Annuity Payments......................................................................    5
Annuity Unit Values...................................................................    6
Qualified Plans.......................................................................    9
Distribution of Contracts.............................................................   10
Financial Statements..................................................................   11

--------------------------------------------------------------------------------

                              FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The financial statements of the Company which are included in this prospectus should be considered only as bearing on the ability of the Company to meet its obligations with respect to amounts allocated to the General Account and with respect to the death benefit and the Company's assumption of the mortality and expense risks and the risk that the Withdrawal Charge will be insufficient to cover the cost of distributing the Contracts. They should not be considered as bearing on the investment performance of the Underlying Fund shares held in the Portfolios of the Separate Account. The value of the interests of Owners, Participants, Annuitants, payees and Beneficiaries under the variable portion of the Contracts is affected primarily by the investment results of the Underlying Funds.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of


First SunAmerica Life Insurance Company



     In our opinion, the accompanying balance sheet and the related income statement and statement of cash flows present fairly, in all material respects, the financial position of First SunAmerica Life Insurance Company at September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



     As discussed in Note 2, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in fiscal 1994.



Price Waterhouse LLP


Los Angeles, California


November 8, 1996

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY



                                 BALANCE SHEET



                                                                         SEPTEMBER 30,
                                                                 -----------------------------
                                                                     1996             1995
                                                                 ------------     ------------
ASSETS
INVESTMENTS:
  Cash and short-term investments.............................   $  6,707,000     $  6,382,000
  Bonds and notes:
     Available for sale, at fair value (amortized cost: 1996,
       $146,908,000; 1995, $109,217,000)......................    146,401,000      107,771,000
     Held for investment, at amortized cost (fair value: 1995,
       $2,289,000)............................................             --        2,297,000
  Mortgage loans..............................................             --        4,733,000
  Common stocks, at fair value (cost: 1996, $0; 1995,
     $112,000)................................................        129,000           35,000
                                                                 ------------     ------------
  Total investments...........................................    153,237,000      121,218,000
Variable annuity assets.......................................     68,901,000       32,760,000
Receivable from brokers for sales of securities...............             --          815,000
Accrued investment income.....................................      1,462,000          928,000
Deferred acquisition costs....................................     12,127,000        6,491,000
Income taxes currently receivable.............................        299,000               --
Other assets..................................................        842,000          945,000
                                                                 ------------     ------------
TOTAL ASSETS..................................................   $236,868,000     $163,157,000
                                                                 ============     ============
LIABILITIES AND SHAREHOLDER'S EQUITY
Reserves, payables and accrued liabilities:
  Reserves for fixed annuity contracts........................   $140,613,000     $106,332,000
  Payable to brokers for purchases of securities..............      1,939,000               --
  Income taxes currently payable..............................             --           23,000
  Other liabilities...........................................        845,000        1,980,000
                                                                 ------------     ------------
  Total reserves, payables and accrued liabilities............    143,397,000      108,335,000
                                                                 ------------     ------------
Variable annuity liabilities..................................     68,901,000       32,760,000
                                                                 ------------     ------------
Deferred income taxes.........................................      1,350,000          244,000
                                                                 ------------     ------------
Shareholder's equity:
  Common Stock................................................      3,000,000        3,000,000
  Additional paid-in capital..................................     14,428,000       14,428,000
  Retained earnings...........................................      5,973,000        5,250,000
  Net unrealized losses on debt and equity securities
     available for sale.......................................       (181,000)        (860,000)
                                                                 ------------     ------------
  Total shareholder's equity..................................     23,220,000       21,818,000
                                                                 ------------     ------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY....................   $236,868,000     $163,157,000
                                                                 ============     ============



                             See accompanying notes

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY



                                INCOME STATEMENT



                                                             YEARS ENDED SEPTEMBER 30,
                                                    -------------------------------------------
                                                       1996            1995            1994
                                                    -----------     -----------     -----------
Investment income................................   $ 9,957,000     $ 7,834,000     $ 5,527,000
                                                    -----------     -----------     -----------
Interest expense on:
  Fixed annuity contracts........................    (7,155,000)     (5,042,000)     (3,635,000)
  Senior indebtedness............................        (4,000)         (8,000)             --
                                                    -----------     -----------     -----------
  Total interest expense.........................    (7,159,000)     (5,050,000)     (3,635,000)
                                                    -----------     -----------     -----------
NET INVESTMENT INCOME............................     2,798,000       2,784,000       1,892,000
                                                    -----------     -----------     -----------
NET REALIZED INVESTMENT GAINS (LOSSES)...........      (539,000)     (1,348,000)        445,000
                                                    -----------     -----------     -----------
VARIABLE ANNUITY FEE INCOME......................       690,000         412,000         382,000
                                                    -----------     -----------     -----------
Other income and expenses:
  Surrender charges..............................       221,000         194,000         367,000
  General and administrative expenses............    (1,404,000)     (1,088,000)     (1,040,000)
  Amortization of deferred acquisition costs.....      (500,000)       (300,000)             --
  Annual commissions.............................       (19,000)        (33,000)        (30,000)
  Other, net.....................................       (76,000)         84,000        (279,000)
                                                    -----------     -----------     -----------
TOTAL OTHER INCOME AND EXPENSES..................    (1,778,000)     (1,143,000)       (982,000)
                                                    -----------     -----------     -----------
PRETAX INCOME....................................     1,171,000         705,000       1,737,000
Income tax expense...............................      (448,000)       (182,000)       (655,000)
                                                    -----------     -----------     -----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING FOR INCOME TAXES.................       723,000         523,000       1,082,000
Cumulative effect of change in accounting
  for income taxes...............................            --              --        (725,000)
                                                    -----------     -----------     -----------
NET INCOME.......................................   $   723,000     $   523,000     $   357,000
                                                    ===========     ===========     ===========



                             See accompanying notes

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY



                            STATEMENT OF CASH FLOWS



                                                         YEARS ENDED SEPTEMBER 30,
                                              ------------------------------------------------
                                                  1996              1995              1994
                                              -------------     -------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................  $     723,000     $     523,000     $    357,000
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Interest credited to fixed annuity
       contracts............................      7,155,000         5,042,000        3,635,000
     Net realized investment (gains)
       losses...............................        539,000         1,348,000         (445,000)
     Accretion of net discounts on
       investments..........................       (343,000)         (394,000)         (24,000)
     Amortization of goodwill...............         58,000            58,000           58,000
     Provision for deferred income taxes....        740,000           333,000        1,388,000
     Cumulative effect of change in
       accounting for income taxes..........             --                --          725,000
Change in:
  Deferred acquisition costs................     (5,736,000)       (2,740,000)      (1,011,000)
  Income taxes receivable/payable...........       (322,000)         (418,000)        (555,000)
Other, net..................................       (254,000)         (323,000)        (115,000)
                                              -------------     -------------     ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES...      2,560,000         3,429,000        4,013,000
                                              -------------     -------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of:
  Bonds and notes...........................   (124,681,000)     (125,130,000)     (68,582,000)
  Common stock..............................             --          (112,000)              --
Sales of bonds and notes....................     80,440,000        55,553,000       50,708,000
Redemptions and maturities of:
  Bonds and notes...........................     11,514,000        21,369,000        5,791,000
  Mortgage loans............................      4,736,000            35,000           31,000
                                              -------------     -------------     ------------
NET CASH USED BY INVESTING ACTIVITIES.......    (27,991,000)      (48,285,000)     (12,052,000)
                                              -------------     -------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Premium receipts on fixed annuity
  contracts.................................     45,417,000        51,681,000        7,840,000
Net exchanges to (from) the fixed accounts
  of variable annuity contracts.............     (4,719,000)          (87,000)         572,000
Withdrawal payments on fixed annuity
  contracts.................................     (9,850,000)      (14,131,000)     (10,504,000)
Claims and annuity payments on fixed annuity
  contracts.................................     (3,752,000)       (2,974,000)      (3,194,000)
Net receipts from (repayments of) other
  short-term financings.....................     (1,340,000)        1,964,000         (145,000)
                                              -------------     -------------     ------------
NET CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES................................     25,756,000        36,453,000       (5,431,000)
                                              -------------     -------------     ------------
NET INCREASE (DECREASE) IN CASH AND
  SHORT-TERM INVESTMENTS....................        325,000        (8,403,000)     (13,470,000)
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING
  OF PERIOD.................................      6,382,000        14,785,000       28,255,000
                                              -------------     -------------     ------------
CASH AND SHORT-TERM INVESTMENTS AT END OF
  PERIOD....................................  $   6,707,000     $   6,382,000     $ 14,785,000
                                              =============     =============     ============
Supplemental cash flow information:
  Interest paid on indebtedness.............  $       4,000     $       8,000     $         --
                                              =============     =============     ============
  Net income taxes paid (recovered).........  $      30,000     $     254,000     $   (178,000)
                                              =============     =============     ============



                       See notes to financial statements

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY



                         NOTES TO FINANCIAL STATEMENTS



1. NATURE OF OPERATIONS



     First SunAmerica Life Insurance Company (The "Company") is a New York-domiciled life insurance company engaged primarily in the business of writing fixed and variable annuity contracts in the state of New York.



     The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company's financial products is influenced by many factors, including general market rates of interest; strengths, weaknesses and volatility of equity markets; and terms and conditions of competing financial products. The Company is exposed to the typical risks normally associated with a portfolio of fixed-income securities, namely interest rate, option, liquidity and credit risks. The Company controls its exposure to these risks by, among other things, closely monitoring and matching the duration of its assets and liabilities, monitoring and limiting prepayment and extension risk in its portfolio, maintaining a large percentage of its portfolio in highly liquid securities, and engaging in a disciplined process of underwriting, reviewing and monitoring credit risk. The Company also is exposed to market risk, as market volatility may result in reduced fee income in the case of assets held in separate accounts.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     BASIS OF PRESENTATION: The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company, an indirect wholly owned subsidiary of SunAmerica Inc. (the "Parent"). Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.



     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.



     RECENTLY ISSUED ACCOUNTING STANDARDS: Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, the cumulative effect of this change in accounting for income taxes was recorded on October 1, 1993 to increase the liability for Deferred Income Taxes by $725,000.



     INVESTMENTS: Cash and short-term investments primarily include cash, commercial paper, money market investments, repurchase agreements and short-term bank participations. All such investments are carried at cost plus accrued interest, which approximates fair value, have maturities of three months or less and are considered cash equivalents for purposes of reporting cash flows.



     Bonds and notes available for sale and common stocks are carried at aggregate fair value and changes in unrealized gains or losses, net of tax, are credited or charged directly to shareholder's equity. Bonds and notes held for investment (the "Held for Investment Portfolio") are carried at amortized cost. On December 1, 1995, the Company reassessed the appropriateness of classifying a portion of its portfolio of bonds and notes as held for investment. This reassessment was made pursuant to the provisions of "Special Report: A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued by the Financial Accounting Standards Board in November 1995. As a result of its reassessment, the Company reclassified all of its Held for Investment Portfolio as available for sale. At December 1, 1995, the amortized cost of the Held for Investment Portfolio aggregated $2,296,000 and its fair value was $2,352,000. Upon reclassification, the resulting net unrealized gain of $56,000 was credited to Net Unrealized Losses on Debt and Equity Securities Available for Sale in the shareholder's equity section of the balance sheet.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Bonds and notes are reduced to estimated net realizable value when necessary for declines in value considered to be other than temporary. Estimates of net realizable value are subjective and actual realization will be dependent upon future events.



     Mortgage loans are carried at amortized unpaid balances, net of provisions for estimated losses.



     Realized gains and losses on the sale of investments are recognized in operations at the date of sale and are determined using the specific cost identification method. Premiums and discounts on investments are amortized to investment income using the interest method over the contractual lives of the investments.



     DEFERRED ACQUISITION COSTS: Policy acquisition costs are deferred and amortized, with interest, over the estimated lives of the contracts in relation to the present value of estimated gross profits, which are composed of net interest income, net realized investment gains and losses, variable annuity fees, surrender charges and direct administrative expenses. Deferred acquisition costs consist of commissions and other costs that vary with, and are primarily related to, the production or acquisition of new business.



     As debt and equity securities available for sale are carried at aggregate fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. The change in this adjustment, net of tax, is included with the change in net unrealized gains or losses on debt and equity securities available for sale that is credited or charged directly to shareholder's equity. Deferred Acquisition Costs have been increased by $100,000 at September 30, 1996, and by $200,000 at September 30, 1995 for this adjustment.



     VARIABLE ANNUITY ASSETS AND LIABILITIES: The assets and liabilities resulting from the receipt of variable annuity premiums are segregated in separate accounts. The Company receives administrative fees for managing the funds and other fees for assuming mortality and certain expense risks. Such fees are included in Variable Annuity Fee Income in the income statement.



     GOODWILL: Goodwill, amounting to $821,000 at September 30, 1996, is amortized by using the straight-line method over a period of 25 years and is included in Other Assets in the balance sheet.



     CONTRACTHOLDER RESERVES: Contractholder reserves for fixed annuity contracts are accounted for as investment-type contracts in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," and are recorded at accumulated value (premiums received, plus accrued interest, less withdrawals and assessed fees).



     VARIABLE ANNUITY FEE INCOME: Variable annuity fees are recorded in income as earned.



     INCOME TAXES: The Company is included in the consolidated federal income tax return of the Parent and files as a "life insurance company" under the provisions of the Internal Revenue Code of 1986. Income taxes have been calculated as if the Company filed a separate return. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS


3. INVESTMENTS



     The amortized cost and estimated fair value of bonds and notes available for sale and held for investment by major category follow:



                                                                          ESTIMATED
                                                         AMORTIZED           FAIR
                                                            COST            VALUE
                                                        ------------     ------------
        AT SEPTEMBER 30, 1996:
        AVAILABLE FOR SALE:
          Securities of the United States
             Government...............................  $  9,631,000     $  9,562,000
          Mortgage-backed securities..................    75,846,000       75,607,000
          Securities of public utilities..............     1,032,000          971,000
          Corporate bonds and notes...................    41,545,000       41,722,000
          Other debt securities.......................    18,854,000       18,539,000
                                                        ------------     ------------
          Total available for sale....................  $146,908,000     $146,401,000
                                                        ============     ============



                                                                          ESTIMATED
                                                         AMORTIZED           FAIR
                                                            COST            VALUE
                                                        ------------     ------------
        AT SEPTEMBER 30, 1995:
        AVAILABLE FOR SALE:
          Securities of the United States
             Government...............................  $ 37,693,000     $ 37,759,000
          Mortgage-backed securities..................    60,558,000       60,367,000
          Corporate bonds and notes...................    10,966,000        9,645,000
                                                        ------------     ------------
          Total available for sale....................  $109,217,000     $107,771,000
                                                        ============     ============
        HELD FOR INVESTMENT:
          Securities of the United States
             Government...............................  $  2,297,000     $  2,289,000
                                                        ============     ============



     The amortized cost and estimated fair value of bonds and notes available for sale by contractual maturity, as of September 30, 1996, follow:



                                                                           ESTIMATED
                                                          AMORTIZED           FAIR
                                                             COST            VALUE
                                                         ------------     ------------
        AVAILABLE FOR SALE:
          Due in one year or less.....................   $         --     $         --
          Due after one year through five years.......      5,660,000        5,687,000
          Due after five years through ten years......     35,833,000       35,841,000
          Due after ten years.........................     29,569,000       29,266,000
          Mortgage-backed securities..................     75,846,000       75,607,000
                                                         ------------     ------------
          Total available for sale....................   $146,908,000     $146,401,000
                                                         ============     ============



     Actual maturities of bonds and notes will differ from those shown above due to prepayments and redemptions.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY



                         NOTES TO FINANCIAL STATEMENTS



3. INVESTMENTS (CONTINUED)


     Gross unrealized gains and losses on bonds and notes available for sale and held for investment by major category follow:



                                                              GROSS           GROSS
                                                            UNREALIZED     UNREALIZED
                                                              GAINS          LOSSES
                                                            ----------     -----------
        AT SEPTEMBER 30, 1996:
        AVAILABLE FOR SALE:
          Securities of the United States Government.....   $   55,000     $  (124,000)
          Mortgage-backed securities.....................      515,000        (754,000)
          Securities of public utilities.................           --         (61,000)
          Corporate bonds and notes......................      749,000        (572,000)
          Other debt securities..........................        3,000        (318,000)
                                                            ----------     -----------
          Total available for sale.......................   $1,322,000     $(1,829,000)
                                                            ==========     ===========
        AT SEPTEMBER 30, 1995:
        AVAILABLE FOR SALE:
          Securities of the United States Government.....   $  263,000     $  (197,000)
          Mortgage-backed securities.....................      257,000        (448,000)
          Corporate bonds and notes......................      102,000      (1,423,000)
                                                            ----------     -----------
          Total available for sale.......................   $  622,000     $(2,068,000)
                                                            ==========     ===========
        HELD FOR INVESTMENT:
          Securities of the United States Government.....   $   22,000     $   (30,000)
                                                            ==========     ===========



     At September 30, 1996, gross unrealized gains on equity securities aggregated $129,000 and there were no unrealized losses. At September 30, 1995, gross unrealized gains aggregated $35,000 and gross unrealized losses on equity securities aggregated $112,000.



     Gross realized investment gains and losses on sales of all types of investments are as follows:



                                                            YEARS ENDED SEPTEMBER 30,
                                                    ------------------------------------------
                                                       1996            1995            1994
                                                    -----------     -----------     ----------
BONDS AND NOTES AVAILABLE FOR SALE:
  Realized gains..................................  $ 1,039,000     $   423,000     $  644,000
  Realized losses.................................   (1,295,000)     (1,771,000)      (199,000)
EQUITIES:
  Realized losses.................................     (112,000)             --             --
IMPAIRMENT WRITEDOWNS.............................     (171,000)             --             --
                                                    -----------     -----------     ----------
  Total net realized investment gains/losses......  $  (539,000)    $(1,348,000)    $  445,000
                                                    ===========     ===========     ==========



     The sources and related amounts of investment income are as follows:



                                                            YEARS ENDED SEPTEMBER 30,
                                                    ------------------------------------------
                                                       1996            1995            1994
                                                    -----------     -----------     ----------
Short-term investments............................  $   390,000     $ 1,045,000     $  685,000
Bonds and notes...................................    9,186,000       6,291,000      4,341,000
Mortgage loans....................................      381,000         498,000        501,000
                                                    -----------     -----------     ----------
  Total investment income.........................  $ 9,957,000     $ 7,834,000     $5,527,000
                                                    ===========     ===========     ==========

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY



                         NOTES TO FINANCIAL STATEMENTS



3. INVESTMENTS (CONTINUED)


     Expenses incurred to manage the investment portfolio amounted to $121,000 for the year ended September 30, 1996, $125,000 for the year ended September 30, 1995, and $102,000 for the year ended September 30, 1994 and are included in General and Administrative Expenses in the income statement.



     The carrying values of investments in any one entity or its affiliates exceeding 10% of the Company's shareholder's equity at September 30, 1996 are as follows:



        Bonds and notes:
          Lockheed Martin Corp..........................................  $ 4,063,000
          Nabisco Inc...................................................    3,901,000
          PacificCorp...................................................    3,021,000
                                                                           ==========



     At September 30, 1996, bonds and notes included $9,895,000 (fair value, $10,408,000) of bonds and notes not rated investment grade either Standard & Poor's Corporation, Moody's Investors Service, Duff and Phelps Credit Rating Co., Fitch Investor Service, Inc. or under National Association of Insurance Commissioners' guidelines. The Company had no material concentrations of non-investment-grade assets at September 30, 1996.



     At September 30, 1996, the amortized cost of investments in default as to the payment of principal or interest was $180,000 and the fair value was $150,000, all of which are unsecured non-investment-grade bonds.



     At September 30, 1996, $408,000 of bonds, at amortized cost, were on deposit with regulatory authorities in accordance with statutory requirements.



4. FAIR VALUE OF FINANCIAL INSTRUMENTS



     The following estimated fair value disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The disclosures do not address the value of the Company's recognized and unrecognized nonfinancial assets (including equity investments) and liabilities or the value of anticipated future business. The Company does not plan to sell most of its assets or settle most of its liabilities at these estimated fair values.



     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Selling expenses and potential taxes are not included. The estimated fair value amounts were determined using available market information, current pricing information and various valuation methodologies. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts the financial instruments could be exchanged for in a current or future market transaction.



     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:



     CASH AND SHORT-TERM INVESTMENTS: Carrying value is considered to be a reasonable estimate of fair value.



     BONDS AND NOTES: Fair value is based principally on independent pricing services, broker quotes and other independent information.



     MORTGAGE LOANS: Fair values are primarily determined by discounting future cash flows to the present at current market rates, using expected prepayment rates.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY



                         NOTES TO FINANCIAL STATEMENTS



4. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


     VARIABLE ANNUITY ASSETS: Variable annuity assets are carried at the market value of the underlying securities.



     RECEIVABLE FROM (PAYABLE TO) BROKERS FOR SALES (PURCHASES) OF
SECURITIES: Such obligations represent net transactions of a short-term nature for which the carrying value is considered a reasonable estimate of fair value.



     RESERVES FOR FIXED ANNUITY CONTRACTS: Deferred annuity contracts are assigned a fair value equal to current net surrender value. Annuitized contracts are valued based on the present value of future cash flows at current pricing rates.



     VARIABLE ANNUITY LIABILITIES: Fair values of contracts in the accumulation phase are based on net surrender values. Fair values of contracts in the payout phase are based on the present value of future cash flows at assumed investment rates.



     The estimated fair values of the Company's financial instruments at September 30, 1996 and 1995, compared with their respective carrying values, are as follows:



                                                                  CARRYING           FAIR
                                                                    VALUE            VALUE
                                                                -------------    -------------
1996:
ASSETS:
  Cash and short-term investments.............................  $   6,707,000    $   6,707,000
  Bonds and notes.............................................    146,401,000      146,401,000
  Variable annuity assets.....................................     68,901,000       68,901,000
LIABILITIES:
  Reserves for fixed annuity contracts........................    140,613,000      134,479,000
  Payable to brokers for purchases of securities..............      1,939,000        1,939,000
  Variable annuity liabilities................................     68,901,000       65,546,000
                                                                 ============     ============
1995:
ASSETS:
  Cash and short-term investments.............................  $   6,382,000    $   6,382,000
  Bonds and notes.............................................    110,068,000      110,060,000
  Mortgage loans..............................................      4,733,000        4,733,000
  Receivable from brokers for sales of securities.............        815,000          815,000
  Variable annuity assets.....................................     32,760,000       32,760,000
LIABILITIES:
  Reserves for fixed annuity contracts........................    106,332,000      102,782,000
  Variable annuity liabilities................................     32,760,000       31,740,000
                                                                 ============     ============



5. CONTINGENT LIABILITIES



     From time to time, the Company is involved in various kinds of litigation common to its business. When the Company becomes involved in litigation, cases are typically in various stages of development and, based on reports of counsel, management believes that provisions made for potential losses relating to such litigation would be adequate and any further liabilities and costs would not have a material adverse impact upon the Company's financial position or results of operations.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS


6. SHAREHOLDER'S EQUITY



     The Company is authorized to issue 300 shares of its $10,000 par value Common Stock. At September 30, 1996, 1995 and 1994, 300 shares are outstanding.



     Changes in shareholder's equity are as follows:



                                                              YEARS ENDED SEPTEMBER 30,
                                                        --------------------------------------
                                                           1996         1995          1994
                                                        ----------   -----------   -----------
RETAINED EARNINGS:
  Beginning balance...................................  $5,250,000   $ 4,727,000   $ 4,370,000
  Net income..........................................     723,000       523,000       357,000
                                                        ----------   -----------   -----------
  Ending balance......................................  $5,973,000   $ 5,250,000   $ 4,727,000
                                                        ==========   ===========   ===========
NET UNREALIZED LOSSES ON DEBT AND EQUITY SECURITIES
  AVAILABLE FOR SALE:
  Beginning balance...................................  $ (860,000)  $(2,340,000)  $ 1,331,000
  Change in net unrealized gains/losses on debt
     securities available for sale....................     939,000     4,254,000    (7,621,000)
  Change in net unrealized gains/losses on equity
     securities available for sale....................     206,000       (77,000)     (118,000)
  Change in adjustment to deferred acquisition
     costs............................................    (100,000)   (1,900,000)    2,100,000
  Tax effect of net changes...........................    (366,000)     (797,000)    1,968,000
                                                        ----------   -----------   -----------
  Ending balance......................................  $ (181,000)  $  (860,000)  $(2,340,000)
                                                        ==========   ===========   ===========



     For a life insurance company domiciled in the State of New York, no dividend may be distributed to any shareholder unless notice of the domestic insurer's intention to declare such dividend and the amount have been filed with the Superintendent of Insurance not less than 30 days in advance of such proposed declaration, or if the Superintendent disapproves the distribution of the dividend within the 30-day period. No dividends were paid in fiscal years 1996, 1995 or 1994.



     Under statutory accounting principles utilized in filings with insurance regulatory authorities, the Company's net income for the nine months ended September 30, 1996 was $191,000. The statutory net loss for the year ended December 31, 1995 was $2,083,000 and the statutory net gain for the year ended December 31, 1994 was $726,000. The Company's statutory capital and surplus was $13,975,000 at September 30, 1996, $13,862,000 at December 31, 1995 and
$16,122,000 at December 31, 1994.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY



                         NOTES TO FINANCIAL STATEMENTS



7. INCOME TAXES



     The components of the provisions for income taxes on pretax income consist of the following:



                                                          NET REALIZED
                                                           INVESTMENT
                                                         GAINS (LOSSES)   OPERATIONS     TOTAL
                                                         --------------   ----------   ----------
1996:
Currently payable......................................    $ (121,000)    $ (171,000)  $ (292,000)
Deferred...............................................      (105,000)       845,000      740,000
                                                            ---------     ----------   ----------
          Total income tax expense.....................    $ (226,000)    $  674,000   $  448,000
                                                            =========     ==========   ==========
1995:
Currently payable......................................    $ (592,000)    $  441,000   $ (151,000)
Deferred...............................................       (28,000)       361,000      333,000
                                                            ---------     ----------   ----------
          Total income tax expense.....................    $ (620,000)    $  802,000   $  182,000
                                                            =========     ==========   ==========
1994:
Currently payable......................................    $  121,000     $ (854,000)  $ (733,000)
Deferred...............................................        65,000      1,323,000    1,388,000
                                                            ---------     ----------   ----------
          Total income tax expense.....................    $  186,000     $  469,000   $  655,000
                                                            =========     ==========   ==========



     Income taxes computed at the United States federal income tax rate of 35% and income taxes provided differ as follows:



                                                                YEARS ENDED SEPTEMBER 30,
                                                         ----------------------------------------
                                                              1996           1995         1994
                                                         --------------   ----------   ----------
Amount computed at statutory rate......................    $  410,000     $  247,000   $  608,000
Increases (decreases) resulting from:
  Amortization of differences between book and tax
     bases of net assets acquired......................        20,000         20,000       10,000
  State income taxes, net of federal tax benefit.......        25,000        (86,000)      36,000
  Other, net...........................................        (7,000)         1,000        1,000
                                                             --------       --------     --------
          Total income tax expense.....................    $  448,000     $  182,000   $  655,000
                                                             ========       ========     ========

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. INCOME TAXES (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The significant components of the liability for Deferred Income Taxes are as follows:



                                                                         SEPTEMBER 30,
                                                                  ---------------------------
                                                                     1996            1995
                                                                  -----------     -----------
DEFERRED TAX LIABILITIES:
Investments.....................................................  $   225,000     $   142,000
Deferred acquisition costs......................................    3,902,000       1,703,000
Other liabilities...............................................       84,000          66,000
                                                                  -----------     -----------
          Total deferred tax liabilities........................    4,211,000       1,911,000
                                                                  -----------     -----------
DEFERRED TAX ASSETS:
Contractholder reserves.........................................   (2,582,000)     (1,125,000)
State income taxes..............................................      (79,000)        (79,000)
Net unrealized losses on certain debt and equity securities.....      (97,000)       (463,000)
Other assets....................................................     (103,000)             --
                                                                  -----------     -----------
          Total deferred tax assets.............................   (2,861,000)     (1,667,000)
Deferred income taxes...........................................  $ 1,350,000     $   244,000
                                                                  ===========     ===========



8. RELATED PARTY MATTERS



     The Company pays commissions to three affiliated companies, SunAmerica Securities, Inc., Advantage Capital Corp. and Royal Alliance Associates, Inc. These broker-dealers represent a significant portion of the Company's business, amounting to approximately 44.1%, 14.8% and 26.5% of premiums in 1996, 1995 and 1994, respectively. Commissions paid to these broker-dealers totaled $2,646,000 in 1996, $761,000 in 1995, and $326,000 in 1994.



     The Company paid occupancy and office services expenses to Royal Alliance Associates, Inc., totaling $15,000 for the year ended September 30, 1996, $113,000 for the year ended September 30, 1995 and $122,000 for the year ended September 30, 1994.



     The Company purchases administrative, investment management, accounting, marketing and data processing services from SunAmerica Financial, Inc., whose purpose is to provide services to the SunAmerica companies. Amounts paid for such services totaled $2,097,000 for the year ended September 30, 1996, $722,000 for the year ended September 30, 1995 and $706,000 for the year ended September 30, 1994.

                                   APPENDIX A

        WITHDRAWALS, WITHDRAWAL CHARGES AND THE MARKET VALUE ADJUSTMENT

PART 1 -- SEPARATE ACCOUNT (THE MARKET VALUE ADJUSTMENT DOES NOT APPLY TO THE SEPARATE ACCOUNT)

     These examples assume the following:

          (1) The Initial Purchase Payment was $10,000, allocated solely to one Portfolio;

          (2) The date of full surrender or partial withdrawal occurs during the 2nd Contribution Year;

          (3) The Owner's Contract Value at the time of surrender or withdrawal is $12,000; and

          (4) No other Purchase Payments or previous partial withdrawals have been made.

     EXAMPLE A -- FULL SURRENDER:

          (1) Earnings in the Portfolio ($12,000 - $10,000 = $2,000) are not subject to the Withdrawal Charge.


          (2) The balance of the full surrender ($12,000 - $2,000 = $10,000) is subject to a 5% Withdrawal Charge applicable during the 2nd Contribution Year.


          (3) The amount of the Withdrawal Charge is .05 X $10,000 = $500.


          (4) The Contract Administration Charge is deducted from the full surrender amount. The amount of the full surrender is $12,000 - $500 - $30 = $11,470.


     EXAMPLE B -- PARTIAL WITHDRAWAL (IN THE AMOUNT OF $3,000):

          (1) For the same reason as given in Step 1 of Example A, above, $2,000 can be withdrawn free of the Withdrawal Charge.

          (2) Although 10% of the Purchase Payment is available without imposition of a Withdrawal Charge (.10 X $10,000 = $1,000), this free withdrawal amount is, like the Withdrawal Charge, applied first to earnings. Since the earnings exceed the free withdrawal amount, only the earnings can be withdrawn free of the scheduled Withdrawal Charge.

          (3) The balance of the requested partial withdrawal
     ($3,000 - $2,000 = $1,000) is subject to the Withdrawal Charge applicable during the 2nd Contribution Year (5%).

          (4) The amount of the Withdrawal Charge is equal to the amount required to complete the partial withdrawal ($3,000 - $2,000 = $1,000) divided by (1 - .05) = 0.95, less the amount required to complete the partial withdrawal.

          Withdrawal Charge = ($1,000/0.95) - $1,000
                         = $52.63

     In this example, in order for the Owner to receive the amount requested ($3,000), a gross withdrawal of $3,052.63 must be processed with $52.63 representing the Withdrawal Charge calculated above.

     Examples C and D assume the following:

          (1) The Initial Purchase Payment was $20,000, allocated solely to one Portfolio;

          (2) The full surrender or partial withdrawal occurs during the 2nd Contribution Year;

          (3) The Owner's Contract Value at the time of surrender or withdrawal is $21,500; and

          (4) No other Purchase Payments or partial withdrawals have been made.

     EXAMPLE C -- PARTIAL WITHDRAWAL (IN THE MAXIMUM AMOUNT AVAILABLE WITHOUT
                  WITHDRAWAL CHARGE):

          (1) Earnings in the Portfolio ($21,500 - $20,000 = $1,500) are not subject to the Withdrawal Charge.

          (2) An Additional Free Withdrawal of 10% of the Purchase Payments less earnings (.10 X $20,000 - $1,500 = $500) is also available free of the Withdrawal Charge, so that

          (3) The maximum partial withdrawal without Withdrawal Charge is the sum of the Earnings and the Additional Free Withdrawal
     ($1,500 + $500 = $2,000).

     EXAMPLE D -- FULL SURRENDER IMMEDIATELY FOLLOWING THE PARTIAL WITHDRAWAL IN
                  EXAMPLE C:

          (1) The Owner's Contract Value after the partial withdrawal in Example C is $21,500 - $2,000 = $19,500.

          (2) The Purchase Payment amount for calculating the Withdrawal Charge is the original $20,000 (Additional Free Withdrawal amounts do not reduce the Purchase Payment amount for purposes of calculating the Withdrawal Charge).

          (3) The amount of the Withdrawal Charge is .05 X $20,000 = $1,000.


          (4) The Contract Administration Charge is deducted from the full surrender amount. The amount of the full surrender is $19,500 - $1,000 - $30 = $18,470.


PART 2 -- GENERAL ACCOUNT -- EXAMPLES OF THE MARKET VALUE ADJUSTMENT (MVA)


     The Market Value Adjustment Factor is reproduced here for convenience:


                                                 N/12
                       [(1 + I)/(1 + J + 0.0025)]     -1

where

     I    is the Guarantee Rate in effect;

     J is the Current Interest Rate available for a period equal to the number of years remaining in the Guarantee Period at the time of withdrawal, transfer or annuitization (fractional years are rounded up to the next full year); and

     N is the number of full months remaining in the Guarantee Period at the time the withdrawal, transfer or annuitization request is processed.

     These examples assume the following:

          (1) An initial Purchase Payment of $10,000 was made and allocated to a ten year Guarantee Period with a Guarantee Rate of 7% (.07);

          (2) a partial withdrawal of $4,000 is requested 2 1/2 years (30 months) from the expiration date (i.e., N = 30);

          (3) the accumulated value attributable to the Purchase Payment (i.e., the Guarantee Amount) on the date of withdrawal is $16,341.78 at each anniversary; and

          (4) no transfers, additional Purchase Payments, or other withdrawals have been made.

     The Guarantee Amount of $16,341.78 reflects deductions for Contract Administration Charges at each anniversary. Since the withdrawal is effected in the Purchase Payment's 7th Contribution Year, no Withdrawal Charge is applicable.


    EXAMPLE OF A NEGATIVE MVA:

          Assume that on the date of withdrawal, the Current Interest Rate for a new Guarantee Period of 3 years (2 1/2 years rounded up to the next full year) is 8%:

                                                     N/12
          The MVA factor =  [(1 + I)/(1 + J + .0025)]     -1
                                                 (30/12)
                       =  [(1.07)/(1.08 + .0025)]        -1
                                    2.5
                       =  (0.988453)    -1

                       =  0.971381 -1

                       =  -0.028619

          The requested withdrawal amount is multiplied by the MVA factor to determine the MVA:

                     MVA = $4,000 X (-0.028619) = -$114.48

          $114.48 represents the MVA that will be deducted from the remaining accumulated value.

    EXAMPLE OF A POSITIVE MVA:

          Assume that on the date of withdrawal, the Current Interest Rate for a new Guarantee Period of 3 years is 6%:

                                                     N/12
          The MVA factor =  [(1 + I)/(1 + J + .0025)]     -1
                                                (30/12)
                       =  [(1.07)/(1.06 +.0025)]        -1
                                    2.5
                       =  (1.007059)    -1

                       =  1.017741-1

                       =  +0.017741

          The requested withdrawal amount is multiplied by the MVA factor to determine the MVA:

                          $4,000 X 0.017741 = +$70.96

          $70.96 represents the MVA that would be added to the amount withdrawn.

PART 3 -- GENERAL ACCOUNT -- EXAMPLE OF FULL WITHDRAWAL WITH MVA AND WITHDRAWAL CHARGE


     Assume the same facts as in Part 2, above, except that under assumption (2) a complete withdrawal is requested with 4 1/2 years (54 months) remaining in the Guarantee Period (i.e., N = 54). The Guarantee Amount on the date of withdrawal is $14,329.65. As was the case with the Examples in Part 1, above, the earnings may be withdrawn free of Withdrawal Charge, leaving the initial Purchase Payment of $10,000 subject to the Charge. The applicable Withdrawal Charge is 2% or $200.


     EXAMPLE OF A NEGATIVE MVA:

          Assume that on the date of withdrawal the Current Interest Rate for a new Guarantee Period of 5 years is 8%:

                                                    N/12
          The MVA factor = [(1 + I)/(1 + J + .0025)]     -1
                                                (54/12)
                       = [(1.07)/(1.08 + .0025)]        -1
                                   4.5
                       = (0.988453)    -1

                       = 0.949077-1

                       = -0.050923

          The Withdrawal Charge of $200 is applied first; the MVA factor is applied against the remaining Guarantee Amount:

          MVA = ($14,329.65 - $200) X (-0.050923) = -$719.52

          The net amount available upon withdrawal is the Guarantee Amount reduced by the Withdrawal Charge, the MVA and the Contract Administration
     Charge:

          $14,329.65 - $200 - $719.52 - $30 = $13,380.13

     EXAMPLE OF A POSITIVE MVA:

          Assume that on the date of withdrawal the Current Interest Rate for a new Guarantee Period of 5 years is 6%:

                                                    N/12
          The MVA factor = [(1 + I)/(1 + J + .0025)]     - 1
                                                  (54/12)
                         = [(1.07)/(1.06 + .0025)]        - 1
                                   4.5
                       = (1.007059)    - 1

                       = 1.032159 - 1

                       = +0.032159

          The MVA is:

           ($14,329.65 - $200) X (+0.032159) = +$454.40

          And the net amount available upon surrender is:

           $14,329.65 - $200 + $454.40 - $30 = $14,554.05

------------------------------
------------------------------
------------------------------                                           Stamp

                       FIRST SUNAMERICA LIFE INSURANCE COMPANY
                       P.O. BOX 54299
                       LOS ANGELES, CALIFORNIA 90054-0299

Please forward a copy, without charge, of the Statement of Additional Information concerning the Vista Capital Advantage to:

              (Please print or type and fill in all information.)

------------------------------------------------------------------------------
  Name

------------------------------------------------------------------------------
  Address

------------------------------------------------------------------------------
  City/State/Zip

------------------------------------------------------------------------------

Date: ________________________   Signed:

                                    PART II
                                    -------

                  Information Not Required in Prospectus


Item 13.          Other Expenses of Issuance and Distribution.
                  -------------------------------------------

                  Not Applicable


Item 14.          Indemnification of Directors and Officers.
                  ------------------------------------------

                  Not Applicable


Item 15.          Recent Sales of Unregistered Securities.
                  ----------------------------------------

                  Not Applicable


Item 16.          Exhibits and Financial Statement Schedules.
                  -------------------------------------------


                  Exhibit No.       Description
                  (1)               Underwriting Agreement***
                  (2)               Plan of Acquisition, Reorganization,
                                    Arrangement, Liquidation or Succession**
                  (3)               (a)     Articles of Incorporation***
                                    (b)     By-Laws***
                  (4)               (a)     Vista Capital Advantage
                                            Fixed and Variable Contract***
                                    (b)     Application for Contract***
                  (5)               Opinion of Counsel re: Legality***
                  (6)               Opinion re Discount on Capital Shares**
                  (7)               Opinion re Liquidation Preference**
                  (8)               Opinion re Tax Matters**
                  (9)               Voting Trust Agreement**
                  (10)              Material Contracts**
                  (11)              Statement re Computation of Per Share
                                      Earnings**
                  (12)              Statement re Computation of Ratios**
                  (14)              Material Foreign Patents**
                  (15)              Letter re Unaudited Financial Information**
                  (16)              Letter re Change in Certifying Accountant**
                  (21)              Subsidiaries of Registrant***
                  (23)              (a)     Consent of Independent Accountants*
                                    (b)     Consent of Attorney***
                  (24)              Powers of Attorney*
                  (25)              Statement of Eligibility of Trustee**
                  (26)              Invitation for Competitive Bids**
                  (28)              Information Reports Furnished to State
                                      Insurance Regulatory Authority**
                  (29)              Other Exhibits**
                  (27)              Financial Data Schedule*


Financial Statements*

                                            *        Herewith
                                            **       Not Applicable
                                            ***      Previously Filed

Item 17.          Undertakings.
                  ------------

                  The undersigned registrant, First SunAmerica Life Insurance Company, hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                    SIGNATURES

         As required by the Securities Act of 1933, the Registrant has caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf, in the City of Los Angeles, and the State of California, on this 13th day of December, 1996.

                                    By: FIRST SUNAMERICA LIFE INSURANCE COMPANY



                                    By:   /s/ JAY S. WINTROB
                                       ---------------------------------------
                                            Jay S. Wintrob
                                            Executive Vice President

                               POWERS-OF-ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints LORIN M. FIFE, SUSAN L. HARRIS AND CHRISTINE A. NIXON or each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, as fully to all intents as he or she might or could do in person, including specifically, but without limiting the generality of the foregoing, to (i) take any action to comply with any rules, regulations or requirements of the Securities and Exchange Commission under the federal securities laws; (ii) make application for and secure any exemptions from the federal securities laws; (iii) register additional annuity contracts under the federal securities laws, if registration is deemed necessary. The undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them, or their substitutes, shall do or cause to be done by virtue thereof.


         Margery K. Neale              /s/ MARGERY K. NEALE
                                    ------------------------------


         James W. Rowan                /s/ JAMES W. ROWAN
                                    ------------------------------


         Joseph M. Tumbler             /s/ JOSEPH M. TUMBLER
                                    ------------------------------


         As required by the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacity and on the dates indicated.

         SIGNATURE                  TITLE                     DATE
         ---------                  -----                     ----

ELI BROAD*                 President, Chief Executive
---------------------        Officer, & Chairman of
Eli Broad                            Board
                          (Principal Executive Officer)


SCOTT L. ROBINSON*         Senior Vice President,
---------------------       Treasurer & Director
Scott L. Robinson        (Principal Financial Officer)


N. SCOTT GILLIS*           Senior Vice President &
---------------------            Controller
N. Scott Gillis          (Principal Accounting Officer)


JAMES R. BELARDI*                   Director
---------------------
James R. Belardi


DAVID W. FERGUSON*                  Director
---------------------
David W. Ferguson


LORIN M. FIFE*                      Director
---------------------
Lorin M. Fife


JANA W. GREER*                      Director
---------------------
Jana W. Greer

THOMAS A. HARNETT*                  Director
---------------------
Thomas A. Harnett




/s/ SUSAN L. HARRIS                 Director         December 13, 1996
---------------------
Susan L. Harris



/s/ MARGERY K. NEALE                Director         December 13, 1996
---------------------
Margery K. Neale


PETER MCMILLAN*                     Director
---------------------
Peter McMillan


LESTER POLLACK*                     Director
---------------------
Lester Pollack


RICHARD D. ROHR*                    Director
---------------------
Richard D. Rohr



/s/ JAMES W. ROWAN                  Director         December 13, 1996
---------------------
James W. Rowan



/s/ JOSEPH M. TUMBLER               Director         December 13, 1996
---------------------
Joseph M. Tumbler


JAY S. WINTROB*                     Director
---------------------
Jay S. Wintrob




*By: /s/ SUSAN L. HARRIS            Attorney-in-Fact
    -------------------
    Susan L. Harris

Date: December 13, 1996

                                  EXHIBIT INDEX

Exhibit No.       Description
--------          -----------

(23)(a)           Consent of Independent Accountants

(24)              Powers of Attorney
                  (Included on signature page)

(27)              Financial Data Schedule